      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1995
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

        U S WEST, INC.                      COLORADO                        84-0926774
U S WEST CAPITAL FUNDING, INC.              COLORADO                        84-1028672
     U S WEST FINANCING I                   DELAWARE                        APPLIED FOR
     U S WEST FINANCING II                  DELAWARE                        APPLIED FOR
    U S WEST FINANCING III                  DELAWARE                        APPLIED FOR
 (Exact name of Registrant as    (State of other Jurisdiction of         (I.R.S. Employer
   Specified in its Charter)     Incorporation or Organization)       Identification Number)

                             7800 EAST ORCHARD ROAD
                           ENGLEWOOD, COLORADO 80111
                                 (303) 793-6500

 (Name, address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)
                            ------------------------

                             STEPHEN E. BRILZ, ESQ.
                                 U S WEST, INC.
                             7800 EAST ORCHARD ROAD
                           ENGLEWOOD, COLORADO 80111
                                 (303) 793-6626
            (Name, address, including zip code, and telephone number
                   of agent for service for each registrant)

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:
                             DENNIS J. BLOCK, ESQ.
                               AKIKO MIKUMO, ESQ.
                             WEIL, GOTSHAL & MANGES
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000
                            ------------------------

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement, as determined by market conditions.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                    SUBJECT TO COMPLETION, DATED MAY 1, 1995

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MAY __, 1995)                                    [LOGO]
                              PREFERRED SECURITIES
                              U S WEST FINANCING I


            % TRUST ORIGINATED PREFERRED SECURITIES-SM- ("TOPRS-SM- ")
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                                 U S WEST, INC.

                                  ------------


    The            %  Trust  Originated  Preferred  Securities  (the  "Preferred
Securities") offered hereby evidence preferred undivided beneficial interests in the assets of U S WEST Financing I, a statutory business trust formed under the laws of the State of Delaware ("U S WEST Financing"). U S WEST, Inc., a Colorado corporation ("U S WEST"), will directly or indirectly own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of U S WEST Financing. U S WEST Financing exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in an equivalent amount of % Subordinated Deferrable Interest Notes due 2025 ("Subordinated Debt Securities") of U S WEST Capital Funding, Inc., a Colorado corporation and wholly-owned subsidiary of U S WEST ("Capital Funding"). The Subordinated Debt Securities are fully and unconditionally guaranteed (the "Debt Guarantee") on a subordinated basis as to payment of principal, premium, if any, and interest by U S WEST. Upon an event of default under the Declaration (as defined herein), the holders of the Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon liquidation, redemption and otherwise.

                                                        (CONTINUED ON NEXT PAGE)
                            ------------------------

    SEE "INVESTMENT CONSIDERATIONS" FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.


    The Preferred Securities have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange, Inc. (the "New York Stock Exchange"). Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30 day period after the initial delivery of the Preferred Securities. See "Underwriting."

                            ------------------------

THESE  SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON  THE
   ACCURACY  OR ADEQUACY OF THIS PROSPECTUS  SUPPLEMENT OR THE PROSPECTUS TO
    WHICH IT  RELATES. ANY  REPRESENTATION  TO THE  CONTRARY IS  A  CRIMINAL
                                    OFFENSE.


                                                                                    PROCEEDS TO
                                           INITIAL PUBLIC       UNDERWRITING          U S WEST
                                         OFFERING PRICE (1)    COMMISSION (2)     FINANCING (3)(4)
Per Preferred Security.................        $25.00               (3)                $25.00
Total..................................                             (3)


(1)  Plus accrued distributions, if any, from         , 1995.

(2) U S WEST, Capital Funding and U S WEST Financing have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in Subordinated Debt Securities, Capital Funding has agreed to pay to the Underwriters as compensation ("Underwriters' Compensation") for their arranging the investment therein
     of such  proceeds, $         per  Preferred Security  (or $         in  the
     aggregate);  provided, that such  compensation for sales  of 10,000 or more
     Preferred Securities to a  single purchaser will be  $       per  Preferred
     Security. Therefore, to the extent of such sales, the actual amount of Underwriters Compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."
(4)  Expenses of the offering which are payable by Capital Funding are estimated
     to be $      .


                            ------------------------

    The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form
through the facilities of The  Depository Trust Company on or  about           ,
1995.

                            ------------------------


                                     MERRILL LYNCH & CO.



                            ------------------------



            The date of this Prospectus Supplement is May __, 1995.


- -SM-__ "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

(CONTINUED FROM PREVIOUS PAGE)

____Holders of the Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of ___% of the liquidation amount of $25 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year commencing June 30, 1995 ("distributions"). The payment of distributions out of moneys held by U S WEST Financing, and payments on liquidation of U S WEST Financing or the redemption of Preferred Securities, as set forth below, are guaranteed by U S WEST (the "Preferred Securities Guarantee") to the extent U S WEST Financing has funds available therefor as described under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The obligations of U S WEST under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of U S WEST, including the Debt Guarantee, and PARI PASSU with the most senior preferred stock issued by U S WEST. The obligations of Capital Funding under the Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of Capital Funding, which aggregated approximately $1.4 billion at December 31, 1994, all of which is and will be fully and unconditionally guaranteed by U S WEST. The obligations of U S WEST under the Debt Guarantee are subordinate and junior in right of payment to all present and future Senior Indebtedness of U S WEST, which aggregated approximately $3.5 billion at December 31, 1994 (including the Senior Indebtedness of Capital Funding).


____The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Subordinated Debt Securities, which, together with the Debt Guarantee, will be the sole assets of U S WEST Financing. As a result, if principal or interest is not paid on the Subordinated Debt Securities, or payments are not made under the Debt Guarantee, no amounts will be paid on the Preferred Securities. If Capital Funding does not make principal or interest payments on the Subordinated Debt Securities, and U S WEST does not make such payments under the Debt Guarantee, U S WEST Financing will not have sufficient funds to make distributions on the Preferred Securities, in which event the Preferred Securities Guarantee will not apply to such distributions until U S WEST Financing has sufficient funds available therefor.


____Capital Funding  has  the  right  to  defer  payments  of  interest  on  the
Subordinated Debt Securities by extending the interest payment period on the Subordinated Debt Securities, at any time, for up to 20 consecutive quarters (each, an "Extension Period"). If interest payments are so deferred, distributions will also be deferred. Despite such deferral, distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at an annual rate of ___% per annum, and during any Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash interest payments attributable to such deferred income. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debt Securities. See "Description of the Subordinated Debt Securities and the Debt Guarantee -- Options to Extend
Interest Payment Period," "Investment Considerations -- Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences -- Original Issue Discount, Premium and Market Discount."


____The Subordinated Debt Securities are redeemable by Capital Funding (in whole or in part) from time to time, on or after ___________, 2000 or at any time in certain circumstances upon the occurrence of a Tax Event (as defined herein). If Capital Funding redeems Subordinated Debt Securities, U S WEST Financing must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so redeemed at $25 per Preferred Security plus accrued and unpaid distributions thereon (the "Redemption Price") to the date fixed for redemption. See "Description of the Preferred Securities -- Mandatory Redemption." The Preferred Securities will be redeemed upon maturity of the Subordinated Debt Securities. The Subordinated Debt Securities mature on ___________, 2025, but the maturity date may be extended once only for up to an additional 19 years at the option of Capital Funding, provided certain financial covenants are met. See "Description of the Subordinated Debt Securities and the Debt Guarantee -- Option to Extend Maturity Date." In addition, upon the occurrence of a Special Event (as defined herein) arising from a change in law or a change in legal interpretation, unless the Subordinated Debt Securities are redeemed in the limited circumstances described below, U S WEST Financing shall be dissolved with the result that the Subordinated Debt Securities, together with the Debt Guarantees, will be distributed to the holders of the Preferred Securities, on a pro rata basis, in lieu of any cash distribution. In the case of a Special Event that is a Tax Event, Capital Funding will have the right in certain circumstances to redeem the Subordinated Debt Securities, which would result in the redemption by U S WEST Financing of the Trust Securities in the same amount on a pro rata basis. If the Subordinated Debt Securities are distributed to the holders of the Preferred Securities, Capital Funding will use its best efforts to have the Subordinated Debt Securities listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Subordinated Debt Securities and the Debt Guarantee."


____In the event of the voluntary or involuntary dissolution, winding up or termination of U S WEST Financing, the holders of the Preferred Securities will be entitled to receive, for each Preferred Security, a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless in connection with such dissolution, the Subordinated Debt Securities are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution."


                              -------------------



IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 U S WEST, INC.
                         SUMMARY FINANCIAL INFORMATION


    The summary financial data below should be read in conjunction with the financial statements and notes thereto included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1994. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The summary financial data for the five years ended December 31, 1994 are derived from the consolidated financial statements of U S WEST which have been audited by Coopers & Lybrand L.L.P., independent certified public accountants. See "Experts" in the accompanying Prospectus.



                                                                     YEAR ENDED DECEMBER 31,
                                               --------------------------------------------------------------------
                                                  1994             1993          1992          1991         1990
                                               -----------      -----------   -----------   -----------   ---------
                                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENT DATA:
  Sales and other revenues...................     $ 10,953      $10,294       $  9,823      $  9,528      $  9,369
  Income from continuing
   operations................................        1,426(1)       476(2)       1,076           840(4)      1,145
  Net income (loss)..........................        1,426       (2,806)(2)       (614)(3)       553(4)      1,199
  Earnings per common share from continuing
   operations................................         3.14(1)      1.13(2)        2.61          2.09(4)       2.97
  Earnings (loss) per common share...........         3.14        (6.69)(2)      (1.49)(3)      1.38(4)       3.11
  Dividends per common share.................     $   2.14      $  2.14       $   2.12      $   2.08      $   2.00
  Weighted average common shares outstanding
   (in thousands)............................      453,316      419,365        412,518       401,332       386,012
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD
 END):
  Short-term borrowings......................     $  2,837      $ 1,776       $    583      $    367      $    438
  Long-term debt.............................        5,101        5,423          4,847         5,602         4,709
  Preferred stock subject to mandatory
   redemption................................           51        --             --            --            --
  Shareholders' equity.......................        7,382        5,861          8,268         9,587         9,240
  Total assets...............................       23,204       20,680         23,461        23,375        22,160

- ------------------------
(1) 1994 income from continuing operations included a gain of $105 ($0.23 per share) on the sale of 24.4 percent of U S WEST's joint venture interest in cable television and telephone operations in the United Kingdom (TeleWest Communications plc), a gain of $41 ($0.09 per share) on the sale of U S WEST's paging unit and a gain of $51 ($0.11 per share) on the sale of certain rural telephone exchanges.
(2) 1993 income from continuing operations included a restructuring charge of $610 ($1.46 per share) and a charge of $54 ($0.13 per share) for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. Net income included charges of $100 ($0.24 per share) for the estimated loss on disposal of discontinued operations and $20 ($0.04 per share) for the cumulative effect on deferred taxes of the federally mandated increase in income tax rates related to discontinued operations. Net income also included extraordinary charges of $3,123 ($7.45 per share) for the discontinuance of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," and $77 ($0.18 per share) for the early extinguishment of debt.
(3) 1992 net income included the effects of accounting charges totaling $1,793 ($4.35 per share) related to the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits."
(4)  1991 includes a  restructuring charge that  reduced income from  continuing operations by $230 ($0.57 per share) and income from discontinued operations by $360 ($0.90 per share).

    THE FOLLOWING INFORMATION CONCERNING U S WEST, CAPITAL FUNDING, U S WEST FINANCING, THE PREFERRED SECURITIES, THE PREFERRED SECURITIES GUARANTEE, THE SUBORDINATED DEBT SECURITIES AND THE DEBT GUARANTEE SUPPLEMENTS, AND SHOULD BE READ IN CONJUNCTION WITH, THE INFORMATION CONTAINED IN THE ACCOMPANYING PROSPECTUS. CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT HAVE THE SAME MEANINGS AS IN THE ACCOMPANYING PROSPECTUS.

                                 U S WEST, INC.


    U S WEST is a diversified global communications company engaged in the telecommunications, directory publishing, wireless communications and multimedia businesses. Telecommunications services are provided by U S WEST's principal subsidiary, U S WEST Communications, Inc. ("U S WEST Communications"), to more than 25 million residential and business customers in the states of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming (collectively, the "U S WEST Region"). Directory publishing, wireless communications and multimedia services are provided by other U S WEST subsidiaries to customers inside and outside the U S WEST Region.


                         U S WEST CAPITAL FUNDING, INC.


    Capital Funding is a wholly-owned subsidiary of U S WEST and was incorporated under the laws of the State of Colorado in June 1986. Capital Funding was incorporated for the sole purpose of providing financing to U S WEST and its affiliates through the issuance of indebtedness guaranteed by U S WEST and has no independent operations.


                              U S WEST FINANCING I


    U S WEST Financing is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust, dated as of March 1, 1995, executed by U S WEST, as sponsor (the "Sponsor"), and the trustees of U S WEST Financing (the "U S WEST Trustees") and (ii) the filing of a certificate of trust with the Delaware Secretary of State on March 1, 1995. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. U S WEST will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of U S WEST Financing. U S WEST Financing exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of U S WEST Financing, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debt Securities and the Debt Guarantee and (iii) engaging in only those other activities necessary or incidental thereto.



    Pursuant to the Declaration, the number of U S WEST Trustees will initially be five. Three of the U S WEST Trustees (the "Regular Trustees") will be persons who are employees or officers of, or affiliated with, U S WEST. The fourth trustee will be a financial institution unaffiliated with U S WEST that will serve as property trustee under the Declaration and as indenture trustee for purposes of the Trust Indenture Act (the "Property Trustee"). The fifth U S WEST Trustee will be a financial institution or an affiliate thereof which maintains a principal place of business or residence in the State of Delaware (the "Delaware Trustee"). The First National Bank of Chicago will act as the Property Trustee and its affiliate will act as the Delaware Trustee until removed or replaced by the holder of the Common Securities. The First National Bank of Chicago will also act as indenture trustee under the Preferred Securities Guarantee (the "Preferred Guarantee Trustee"). See "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. In certain circumstances, the holders of a majority of the Preferred Securities will be entitled to appoint one Regular Trustee (a "Special Regular Trustee"), who need not be an officer or employee of, or otherwise affiliated with, U S WEST. See "Description of the Preferred Securities -- Voting Rights."

    The Property Trustee will hold title to the Subordinated Debt Securities and the Debt Guarantee for the benefit of the holders of the Trust Securities and the Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture (as defined herein) as the holder of the Subordinated Debt Securities and the Debt Guarantee. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debt Securities and the Debt Guarantee for the benefit of the holders of Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Preferred Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. Subject to the right of the holders of the Preferred Securities to appoint a Special Regular Trustee, U S WEST, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any U S WEST Trustee and to increase or decrease the number of U S WEST Trustees, provided that the number of U S WEST Trustees shall be at least three, a majority of which shall be Regular Trustees. Capital Funding will pay all fees and expenses related to U S WEST Financing and the offering of the Trust Securities, the payment of which will be fully and unconditionally guaranteed by U S WEST. See "Description of the Subordinated Debt Securities and the Debt Guarantee -- Miscellaneous."



    The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."


                              RECENT DEVELOPMENTS


    THE RECAPITALIZATION PLAN.__On April 10, 1995, U S WEST announced a plan (the "Recapitalization Plan") to create two classes of common stock intended to reflect separately the performance of U S WEST's telecommunications and multimedia businesses. One class of common stock (the "Communications Stock") would principally reflect the performance of the telecommunications businesses of U S WEST Communications and certain other subsidiaries of U S WEST in the U S WEST Region (the "Communications Group"). The other class of common stock (the "MediaVision Stock") would reflect the performance of U S WEST's cable and telephony operations outside the U S WEST Region, as well as U S WEST's wireless, directory publishing and multimedia content and services operations both inside and outside the U S WEST Region (the "MediaVision Group"). Under the Recapitalization Plan, the existing common stock of U S WEST would be converted into Communications Stock and shareholders of U S WEST would receive a tax-free distribution of MediaVision Stock. The Recapitalization Plan would enable U S WEST to report the results of the MediaVision Group separately from the results of the Communications Group and thereby give shareholders a better understanding of these businesses without diminishing the benefits of remaining a single corporation. Investors would be afforded the ability to invest in either or both stocks depending upon their investment objectives. The Recapitalization Plan will require the approval of U S WEST's shareholders. U S WEST expects to seek such approval at a special meeting of shareholders to be called for that purpose in the fall of 1995. The Recapitalization Plan will not affect the offer and sale of the Preferred Securities, the ability of U S WEST to issue the Debt
Guarantee or the Preferred Securities Guarantee, or the ability of Capital Funding to issue the Subordinated Debt Securities. In addition, the Recapitalization Plan will not result in the transfer of any assets from U S WEST or any of its subsidiaries or alter the legal nature of U S WEST's obligations to its creditors, including its obligations under the Preferred Securities Guarantee and the Debt Guarantee. Creditors of U S WEST, including the holders of the Preferred Securities, will continue to benefit from the cash flow of the subsidiaries comprising both the Communications Group and the MediaVision Group, subject to the satisfaction of obligations by such subsidiaries. U S WEST does not believe the Recapitalization Plan will have any adverse effect on its credit rating.



____CABLE ACQUISITION.__On December 6, 1994, U S WEST acquired Wometco Cable Corp. and the assets of Atlanta Cable Partners, L.P. and Georgia Cable Partners (the "Atlanta Cable Properties") for approximately $1.2 billion. Together, the Atlanta Cable Properties serve approximately 65% of the cable customers in the

Atlanta, Georgia metropolitan area. U S WEST expects that it will offer local exchange services as well as multimedia services in the Atlanta area as a result of this acquisition. The Atlanta Cable Properties will be included in the MediaVision Group.



____WIRELESS  JOINT  VENTURES.__On  July   25,  1994,  AirTouch   Communications
("AirTouch") and U S WEST announced an agreement to combine their domestic cellular operations. This partnership will have a presence in 9 of the top 20 cellular markets in the country and will form the third largest cellular company in the United States, with more than 53 million potential customers ("POPs"). The transaction is expected to close in the second quarter of 1995 upon obtaining certain federal and state regulatory approvals. By combining their domestic cellular operations, U S WEST and AirTouch will create opportunities for new cost efficiencies in equipment purchasing, information systems, distribution, marketing and advertising. Each company's cellular operations initially will continue to operate as separately owned entities, but upon closing will report to a wireless management company, which will oversee both companies' domestic cellular operations and provide management and support services. The wireless management company will be managed by a committee comprised of the president and chief operating officer of AirTouch, three other AirTouch representatives, three representatives of U S WEST and one mutually agreed upon independent representative. AirTouch's initial equity ownership of this partnership will be approximately 70% and U S WEST's will be 30%. A merger of the two companies' domestic cellular operations will take place upon the earlier of July 25, 1998, the lifting of certain restrictions imposed on U S WEST in connection with the divestiture by AT&T Corp. of its local telephone businesses, or at any time at AirTouch's option. The agreement gives U S WEST strategic flexibility, including the right to exchange its interest in the joint venture for up to 19.9% of AirTouch common stock, with any excess amounts to be received in the form of AirTouch non-voting preferred stock. AirTouch and U S WEST also formed an equally owned partnership to bid on personal communications services ("PCS") licenses.



____In October 1994, a partnership between AirTouch and U S WEST and a partnership between Bell Atlantic Corporation ("Bell Atlantic") and NYNEX Corporation ("NYNEX") formed PCS Primeco, L.P. ("PCS Primeco") for the purpose of bidding on PCS licenses being auctioned by the Federal Communications Commission (the "FCC"). The objective of PCS Primeco is to build and operate PCS networks where its partners do not operate cellular networks, thus enabling them to establish a national wireless network. In the FCC auction, which concluded in March 1995, PCS Primeco was awarded PCS licenses in 11 markets covering 57 million POPs, including licenses in Chicago, Dallas, Tampa, Houston, Miami and New Orleans. PCS Primeco will be governed by a board made up of three Bell Atlantic-NYNEX representatives and three AirTouch-U S WEST representatives. The four companies also formed a partnership to develop a national branding and marketing strategy and a common "look and feel" for wireless customers. The cellular properties of AirTouch and U S WEST will not be merged with those of Bell Atlantic and NYNEX.



____TELEWEST INITIAL PUBLIC OFFERING.__In 1994, TeleWest Communications plc ("TeleWest"), a venture with Tele-Communications, Inc., completed an initial public offering of its common stock. U S WEST's interest in TeleWest was reduced from 50% to 37.8% as a result of the offering, but based on the offering price, its interest is valued at $1.1 billion. TeleWest provides cable television and telephone services in the United Kingdom over a multimedia network which has been designed to provide a wide range of interactive and integrated entertainment, telecommunications and information services as they become available in the future. TeleWest owns all or part of 23 franchises in the United Kingdom that encompass 3.6 million homes. Through TeleWest, U S WEST gains experience in packaging video and telephone services that it intends to utilize in its operations outside the United Kingdom. U S WEST's interest in TeleWest will be included in the MediaVision Group.

                           INVESTMENT CONSIDERATIONS



____Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters:



RANKING OF SUBORDINATED OBLIGATIONS UNDER PREFERRED SECURITIES GUARANTEE, SUBORDINATED DEBT SECURITIES AND DEBT GUARANTEE


____U S WEST's obligations under the Preferred Securities Guarantee are subordinate and junior in right of payment to all liabilities of U S WEST, including the Debt Guarantee, and PARI PASSU with the most senior preferred stock issued by U S WEST. The obligations of Capital Funding under the Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness of Capital Funding, all of which are, and will be, fully and unconditionally guaranteed by U S WEST. The obligations of U S WEST under the Debt Guarantee are subordinate and junior in right of payment to all present and future Senior Indebtedness of U S WEST. At December 31, 1994, Senior Indebtedness of U S WEST and Capital Funding aggregated approximately $3.5 billion and $1.4 billion, respectively. There are no terms in the Preferred Securities, the Subordinated Debt Securities, the Preferred Securities Guarantee or the Debt Guarantee that limit U S WEST's ability to incur additional indebtedness, including indebtedness that ranks senior to the Preferred Securities Guarantee and the Debt Guarantee. See "Description of the Preferred Securities Guarantees" and "Description of the Subordinated Debt Securities and the Debt Guarantees -- Subordination" in the accompanying Prospectus.



RIGHTS UNDER THE PREFERRED SECURITIES GUARANTEE


____The Preferred Securities Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions which are required to be paid on the Preferred Securities, to the extent U S WEST Financing shall have funds available therefor, (ii) the Redemption Price, including all accrued and unpaid distributions, with respect to Preferred Securities called for redemption by U S WEST Financing, to the extent U S WEST Financing has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of U S WEST Financing (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent U S WEST Financing has funds available therefor and (b) the amount of assets of U S WEST Financing remaining available for distribution to holders of the Preferred Securities in liquidation of U S WEST Financing. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under the Preferred Securities Guarantee. If the Preferred Guarantee Trustee fails to enforce the Preferred Securities Guarantee, any holder of Preferred Securities may, after a period of 30 days has elapsed from such holders written request to the Preferred Guarantee Trustee to enforce the Preferred Securities Guarantee, institute a legal proceeding directly against U S WEST to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against U S WEST Financing, the Preferred Guarantee Trustee or any other person or entity. If Capital Funding were to default in its obligation to pay amounts payable on the Subordinated Debt Securities and U S WEST were to default on its obligations under the Debt Guarantee, U S WEST Financing would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Preferred Securities Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would rely on the enforcement by the Property Trustee of its rights as registered holder of the Subordinated Debt Securities against Capital Funding pursuant to the terms of the Subordinated Debt Securities and against U S WEST under the Debt Guarantee and may also vote to appoint a Special Regular Trustee, who shall have the same rights, powers and privileges as the other Regular Trustees. See "Description of the Preferred Securities Guarantees -- Status of the Preferred Securities Guarantees" and "Description of the Subordinated Debt Securities and the Debt Guarantees -- Subordination" in the accompanying Prospectus. The Declaration provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Preferred Securities Guarantee and the Indenture.



ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES


____If (i) U S WEST fails to pay distributions in full on the Preferred Securities for six consecutive quarterly distribution periods or (ii) a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the Subordinated Debt Securities and Debt Guarantee against Capital Funding and U S WEST. In addition, the holders of a majority in aggregate liquidation amount of the Preferred
Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities and Debt Guarantee. If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities or the Debt Guarantee, a holder of Preferred Securities may, after a period of 30 days has elapsed from such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against Capital Funding or U S WEST to enforce the Property Trustee's rights under the Subordinated Debt Securities or the Debt Guarantee, as the case may be, without first instituting any legal proceeding against the Property Trustee or any other person or entity, including, in the case of the Debt Guarantee, against Capital Funding. Upon the occurrence of any of the events described in clauses (i) or (ii) above, the holders of the Preferred Securities also will be entitled, by majority vote, to appoint a Special Regular Trustee, who shall have the same rights, powers and privileges as the other Regular Trustees.



OPTION TO EXTEND INTEREST PAYMENT PERIOD


____Capital Funding has the right under the Indenture to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period at any time, and from time to time, on the Subordinated Debt Securities. As a consequence of such an extension, quarterly distributions on the Securities would be deferred (but despite such deferral would continue to accrue with interest thereon) by U S WEST Financing during any such extended interest payment period. Such right to extend the interest payment period for the Subordinated Debt Securities is limited to a period not exceeding 20 consecutive quarters. In the event that Capital Funding exercises this right to defer payments of interest, then (a) U S WEST and Capital Funding shall not (and, if it is a wholly-owned subsidiary of U S WEST, U S WEST shall cause U S WEST Communications not to) declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, including, in the case of U S WEST, the Communications Stock and the Media Vision Stock, and (b) U S WEST and Capital Funding shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by U S WEST or Capital Funding which rank pari passu with or junior to the Subordinated Debt Securities. Prior to the termination of any such extension period, Capital Funding may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, Capital Funding may select a new Extension Period, subject to the above requirements. See "Description of the Preferred Securities -- Distributions" and "Description of the Subordinated Debt Securities and the Debt Guarantee -- Option to Extend Interest Payment Period."



____Should Capital Funding exercise its rights to defer payments of interest by extending the interest payment period, each holder of Preferred Securities will continue to accrue income for United States federal income tax purposes in respect of the deferred interest allocable to its Preferred Securities. As a result, holders of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from U S WEST Financing related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. Capital Funding has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities.

However, should Capital Funding determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of Capital Funding's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Subordinated Debt Securities) may be more volatile than other securities on which original issue discount accrues that do not have such rights. See "Certain Federal Income Tax Consequences -- Original Issue Discount, Premium and Market Discount."


SPECIAL EVENT DISTRIBUTION


____Upon the occurrence of a Special Event, U S WEST Financing shall be dissolved, except in the limited circumstances described below, with the result that the Subordinated Debt Securities, together with the Debt Guarantee, would be distributed to the holders of the Trust Securities in connection with the liquidation of U S WEST Financing. In the case of a Special Event that is a Tax Event, in certain circumstances Capital Funding shall have the right to redeem the Subordinated Debt Securities, in whole or in part, in which event U S WEST Financing will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Debt Securities are redeemed. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."



____There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debt Securities that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of U S WEST Financing were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Subordinated Debt Securities that the investor may receive on dissolution and liquidation of U S WEST Financing, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debt Securities upon the occurrence of a Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debt Securities and should carefully review all the information regarding the Subordinated Debt Securities contained herein and in the accompanying Prospectus. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Subordinated Debt Securities and the Debt Guarantee -- General."


LIMITED VOTING RIGHTS


____Holders of Preferred Securities will have limited voting rights and, except for the rights of holders of Preferred Securities to appoint a Special Regular Trustee upon the occurrence of certain events described herein, will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, U S WEST Trustees, which voting rights are vested exclusively in the holder of the Common Securities.


TRADING PRICE OF PREFERRED SECURITIES


____The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debt Securities. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debt Securities through the date of disposition in income as ordinary income (i.e., OID), and to add such amount to his adjusted tax basis in his pro rata share of the underlying Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Original Issue Discount, Premium and Market Discount" and "-- Sale of Certificates."


FUTURE ACQUISITIONS


____In connection with the MediaVision Group's growth strategy, U S WEST from time to time engages in preliminary discussions regarding acquisitions, some of which may be significant and the funding for which may be obtained from internally generated funds, the incurrence of indebtedness, the issuance of equity or a combination thereof. The incurrence of indebtedness to fund such acquisitions and/or the assumption of indebtedness in connection with such acquisitions could result in a downgrading of U S WEST's credit rating and, as a result, have an adverse effect upon the market value of the Preferred Securities.

                           CAPITALIZATION OF U S WEST



____The following table sets forth the unaudited consolidated capitalization of U S WEST at December 31, 1994, and as adjusted to reflect the application of the estimated net proceeds from the sale of the Preferred Securities. See "Use of Proceeds." The table should be read in conjunction with U S WEST's consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.



                                                                  AT DECEMBER 31, 1994
                                                               --------------------------
                                                               ACTUAL    AS ADJUSTED(1)
                                                               -------  -----------------
                                                                 (DOLLARS IN MILLIONS)
Short-term borrowings........................................  $ 2,837       $
                                                               -------       -------
                                                               -------       -------
Long-term borrowings.........................................  $ 5,101       $
                                                               -------       -------
Guaranteed minority interest in trust holding subordinated
 debentures of subsidiary....................................  $ --          $
                                                               -------       -------
Preferred stock subject to mandatory redemption..............  $    51       $
                                                               -------       -------
Common shareholders' equity:
    Common shares -- no par, 2,000,000,000 authorized;
     469,343,048 outstanding.................................    8,056
    Cumulative deficit.......................................     (458)
    LESOP guarantee..........................................     (187)
    Foreign currency translation adjustment..................      (29)
                                                               -------       -------
Total common shareholders' equity............................    7,382              (2)
                                                               -------       -------
Total capitalization.........................................  $12,534       $      (2)
                                                               -------       -------
                                                               -------       -------

- ------------------------
(1) Does not give effect to the shares of common stock, without par value, of U S WEST ("Common Stock"), that may be issued upon exercise of options to purchase 2,374,394 shares of Common Stock that are currently exercisable under U S WEST's stock option plans or upon conversion of U S WEST's Liquid Yield Option Notes due 2011 ("LYONS") into up to 9,894,278 shares of Common Stock (based on the number of options and LYONS outstanding on December 31, 1994).
(2) The Recapitalization Plan, if implemented, will not affect the total common shareholders' equity or the total capitalization of U S WEST.

                              ACCOUNTING TREATMENT



____The financial statements of U S WEST Financing will be consolidated with U S WEST's financial statements, with the Preferred Securities shown as a guaranteed minority interest in trust holding subordinated debentures of a subsidiary.



                                USE OF PROCEEDS



____The proceeds of the sale of the Preferred Securities will be invested by U S WEST Financing in Subordinated Debt Securities of Capital Funding. Capital Funding will loan the proceeds from the issuance of such Subordinated Debt Securities to U S WEST and its affiliates to be used for the reduction of short-term indebtedness incurred in connection with the acquisition of the Atlanta Cable Properties, and for general corporate purposes.



                    DESCRIPTION OF THE PREFERRED SECURITIES



____The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, the First National Bank of Chicago, will act as the indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a copy of which is filed as an exhibit to the Registration Statement, of which this Prospectus Supplement is a part, the Trust Act and the Trust Indenture Act.



GENERAL


____The Declaration authorizes the Regular Trustees to issue on behalf of U S WEST Financing the Preferred Securities, which represent preferred undivided beneficial interests in the assets of U S WEST Financing. All of the Common Securities will be owned, directly or indirectly, by U S WEST. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Declaration does not permit the issuance by U S WEST Financing of any securities other than the Trust Securities or the incurrence of any indebtedness by U S WEST Financing. Pursuant to the Declaration, the Property Trustee will own the Subordinated Debt Securities and the Debt Guarantee for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by U S WEST Financing, and payments upon redemption of the Preferred Securities or liquidation of U S WEST Financing, are guaranteed by U S WEST to the extent described under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The Preferred Guarantee Trustee, will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. The Preferred Securities Guarantee does not cover payment of distributions when U S WEST Financing does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to vote to appoint a Special Regular Trustee and to direct the Property Trustee to enforce its rights under the Subordinated Debt Securities and the Debt Guarantee. See "Description of the Preferred Securities -- Voting Rights."



DISTRIBUTIONS


____Distributions on the Preferred Securities will be fixed at a rate per annum of __% of the stated liquidation amount of $25 per Preferred Security. Distributions in arrears for more than one quarter will bear interest thereon at the rate per annum of __% thereof. The term "distributions" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

____Distributions on the Preferred Securities will be cumulative, will accrue from _________________ and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing _________________ when, as and if available for payment by the Property Trustee, except as otherwise described below.



____Capital Funding has the right under the Indenture to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period from time to time on the Subordinated Debt Securities which, if exercised, would defer quarterly distributions on the Preferred Securities (though such distributions would continue to accrue with interest since interest would continue to accrue on the Subordinated Debt Securities) during any such extended interest payment period. Such right to extend the interest payment period for the Subordinated Debt Securities is limited to a period not exceeding 20 consecutive quarters. In the event that Capital Funding exercises this right, then (a) U S WEST and Capital Funding shall not (and, if it is a wholly-owned subsidiary of U S WEST, U S WEST shall cause U S WEST Communications not to) declear or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, including, in the case of U S WEST, the Communications Stock and the Media Vision Stock, and (b) U S WEST and Capital Funding shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by U S WEST or Capital Funding which rank pari passu with or junior to the Subordinated Debt Securities. Prior to the termination of any such extension period, Capital Funding may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, Capital Funding may select a new Extension Period, subject to the above requirements. See "Description of the Subordinated Debt Securities and the Debt Guarantee -- Interest" and "-- Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of U S WEST Financing on the record date next following the termination of such deferral period.



____Distributions on the Preferred Securities must be paid on the dates payable to the extent that U S WEST Financing has funds available for the payment of such distributions in the Property Account. U S WEST Financing's funds available for distribution to the holders of the Preferred Securities will be limited to payments received under the Subordinated Debt Securities and the Debt Guarantee. See "Description of the Subordinated Debt Securities and the Debt Guarantee." The payment of distributions out of moneys held by U S WEST Financing is guaranteed by U S WEST to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus.



____Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of U S WEST Financing on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day (as defined herein) prior to the relevant payment dates. Such distributions will be paid through the Property Trustee, who will hold amounts received in respect of the Subordinated Debt Securities and the Debt Guarantee in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below. In the event the Preferred Securities shall not continue to remain in book-entry only form, the Regular Trustees shall have the right to select relevant record dates which shall be more than one Business Day prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in the City of New York are authorized or required by law to close.

MANDATORY REDEMPTION


____The Subordinated Debt Securities will mature on ___________, 2025, unless the maturity date is extended, and may be redeemed, in whole or in part, at any time on or after ___________, 2000 or at any time in certain circumstances upon the occurrence of a Tax Event. Upon the repayment of the Subordinated Debt Securities, whether at maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so repaid or redeemed at the Redemption Price; provided that holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. See "Description of the Subordinated Debt Securities and the Debt Guarantee." In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed PRO RATA as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below.



SPECIAL EVENT REDEMPTION OR DISTRIBUTION


____"Tax Event" means that the Regular Trustees shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations, there is more than an insubstantial risk that (i) U S WEST Financing would be subject to United States federal income tax with respect to income accrued or received on the Subordinated Debt Securities, (ii) interest payable to U S WEST Financing on the Subordinated Debt Securities would not be deductible by Capital Funding for United States federal income tax purposes or (iii) U S WEST Financing would be subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges, which change or amendment becomes effective on or after the date of this Prospectus Supplement.



____"Investment Company Event" means that the Regular Trustees shall have received an opinion of a nationally recognized independent counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that U S WEST Financing is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of this Prospectus Supplement.



____If, at any time, a Tax Event or an Investment Company Event (each, as defined above, a "Special Event") shall occur and be continuing, U S WEST Financing shall, except in the circumstances described below, be dissolved with the result that Subordinated Debt Securities with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities would be distributed to the holders of the Trust Securities, together with the Debt Guarantee, in liquidation of such holders' interests in U S WEST Financing on a pro rata basis, within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition of such dissolution and distribution, the Regular Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Subordinated Debt Securities; and, provided, further, that, if at the time there is available to U S WEST Financing the opportunity to eliminate, within such 90 day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on U S WEST Financing, Capital Funding, U S WEST or the holders of the Trust Securities, U S WEST Financing will pursue such measure in lieu of dissolution. Furthermore, if in the case of the occurrence of a Tax Event, (i) Capital Funding has received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that Capital Funding would be precluded from deducting the interest on the Subordinated Debt Securities for United States federal income tax purposes even after the Subordinated Debt Securities were distributed to the holders of Trust Securities in liquidation of such holders' interests in U S WEST Financing as described above or (ii) the Regular Trustees shall have been informed by such tax counsel that a No Recognition Opinion cannot be delivered to U S WEST Financing, Capital Funding shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Subordinated Debt Securities in whole or in part for cash within 90 days following the occurrence of such Tax Event, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so redeemed shall be redeemed by U S WEST Financing at the Redemption Price on a pro rata basis; provided, however, that, if at the time there is available to Capital Funding or U S WEST Financing the opportunity to eliminate, within such 90 day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on U S WEST Financing, Capital Funding, U S WEST or the holders of the Trust Securities, Capital Funding or U S WEST Financing will pursue such measure in lieu of redemption.



____If Subordinated Debt Securities, together with the Debt Guarantee, are distributed to the holders of the Preferred Securities, Capital Funding will use its best efforts to have the Subordinated Debt Securities listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.



____After the date for any distribution of Subordinated Debt Securities, together with the Debt Guarantee, upon dissolution of U S WEST Financing, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Debt Securities and the Debt Guarantee to be delivered upon such distribution and (iii) any certificates representing Preferred Securities not held by the depositary or its nominee will be deemed to represent Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distribution on, such Preferred Securities, until such certificates are presented to Capital Funding or its agent for transfer or reissuance.



____There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debt Securities that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of U S WEST Financing were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Subordinated Debt Securities that the investor may receive on dissolution and liquidation of U S WEST Financing, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.



REDEMPTION PROCEDURES


____U S WEST Financing may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.



____If U S WEST Financing gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided that Capital Funding has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Debt Securities, U S WEST Financing will irrevocably deposit with the depositary funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "-- Book-Entry Only Issuance -- The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by U S WEST Financing or by U S WEST pursuant to the Preferred Securities Guarantee, distributions on such Preferred Securities will continue to accrue, from the original redemption date to the actual date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.



____In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below.



____Subject  to  the  foregoing  and  to  applicable  law  (including,   without
limitation, United States federal securities laws), U S WEST or its affiliates may, at any time and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.



LIQUIDATION DISTRIBUTION UPON DISSOLUTION


____In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of U S WEST Financing, the holders of the Preferred Securities at that time will be entitled to receive out of the assets of U S WEST Financing, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such liquidation, dissolution, winding-up or termination, Subordinated Debt Securities in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities have been distributed on a pro rata basis to the holders of Preferred Securities.



____If, upon any such dissolution, the Liquidation Distribution can be paid only in part because U S WEST Financing has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by U S WEST Financing on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities.



____Pursuant to  the Declaration,  U S  WEST Financing  shall terminate  (i)  on
___________, 2050, the expiration of the term of U S WEST Financing, (ii) upon the bankruptcy of U S WEST, Capital Funding or the holder of the Common
Securities, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the holder of the Common Securities, U S WEST or Capital Funding, the filing of a certificate of cancellation with respect to U S WEST Financing, or the revocation of the charter of the holder of the Common Securities, U S WEST or Capital Funding and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of the Subordinated Debt Securities, together with the Debt Guarantee, following the occurrence of a Special Event, (v) upon the redemption of all of the Trust Securities or (vi) upon the entry of a decree of a judicial dissolution of the holder of the Common Securities, U S WEST, Capital Funding or U S WEST Financing.



DECLARATION EVENTS OF DEFAULT


____An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"), provided that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Indenture.

____Upon the occurrence of a Declaration Event of Default, the Property Trustee, as the sole holder of the Subordinated Debt Securities, will have the right under the Indenture to declare the principal of and interest on the Subordinated Debt Securities to be immediately due and payable.



VOTING RIGHTS


____Except as provided below, under the Trust Act, the Trust Indenture Act and under "Description of the Preferred Securities Guarantees -- Amendments and Assignment" in the accompanying Prospectus and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.



____If (i) U S WEST Financing fails to pay distributions in full on the Preferred Securities for 6 consecutive quarterly distribution periods or (ii) a Declaration Event of Default occurs and is continuing (each, an "Appointment Event"), then the holders of the Preferred Securities, acting as a single class, will be entitled by the majority vote of such holders to appoint a Special Regular Trustee. For purposes of determining whether U S WEST Financing has failed to pay distributions in full for 6 consecutive quarterly distribution periods, distributions shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative distributions have been or contemporaneously are paid with respect to all quarterly distribution periods terminating on or prior to the date of payment of such cumulative distributions. Any holder of Preferred Securities (other than U S WEST or any of its affiliates) shall be entitled to nominate any person to be appointed as Special Regular Trustee. Not later than 30 days after such right to appoint a Special Regular Trustee arises, the Regular Trustees shall convene a meeting of the holders of Preferred Securities for the purpose of appointing a Special Regular Trustee. If the Regular Trustees fail to convene such meeting within such 30-day period, the holders of not less than 10% of the aggregate stated liquidation amount of the outstanding Preferred Securities will be entitled to convene such meeting. The provisions of the Declaration relating to the convening and conduct of the meetings of the holders will apply with respect to any such meeting. Any Special Regular Trustee so appointed shall cease to be a Special Regular Trustee if the Appointment Event pursuant to which the Special Regular Trustee was appointed and all other Appointment Events cease to be continuing. Notwithstanding the appointment of any Special Regular Trustee, Capital Funding shall retain all rights under the Indenture, including the right to defer payments of interest by extending the interest payment period as provided under "Description of the Subordinated Debt Securities and the Debt Guarantee -- Option to Extend Interest Payment Period." If such an extension occurs, there will be no Indenture Event of Default, and therefore no Declaration Event of Default, for failure to make any scheduled interest payment during the Extension Period on the date originally scheduled.



____The holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as the holder of the Subordinated Debt Securities and Debt Guarantees, to (i) exercise the remedies available under the Indenture with respect to the Subordinated Debt Securities and Debt Guarantee, (ii) waive any past Indenture Event of Default which is waivable under Section 6.06 of the Base Indenture (as defined herein), or (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities shall be due and payable, provided that where a consent under the Indenture would require the consent of more than a majority of the holders (a "Super-Majority") affected thereby, only the holders of at least such Super-Majority of the Preferred Securities may direct the Property Trustee to give such consent. If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities or the Debt Guarantee, a holder of Preferred Securities may, after a period of 30 days has elapsed from such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against Capital Funding or U S WEST to enforce the Property Trustee's rights under the Subordinated Debt Securities or the Debt Guarantee, as the case may be, without first instituting any legal proceeding against the Property Trustee or any other person or entity, including, in the case of the Debt Guarantee, against Capital Funding. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Debt Trustee with respect to the Subordinated Debt Securities. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except in the case of directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee shall not take any action described in clauses (i), (ii) or (iii) above unless the Property Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, U S WEST Financing will not be classified as a corporation or a partnership for United States federal income tax purposes and that, following such action, each holder of Trust Securities will be treated as owning an undivided beneficial interest in the Subordinated Debt Securities.



    In the event the consent of the Property Trustee, as the holder of the Subordinated Debt Securities and the Debt Guarantee, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities, voting together as a single class, provided that where a consent under the Indenture would require the consent of a Super-Majority, the Property Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Debt Securities outstanding. The Property Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, U S WEST Financing will not be classified as a corporation or a partnership for United States federal income tax purposes and that, following such action, each holder of Trust Securities will be treated as owning an undivided beneficial interest in the Subordinated Debt Securities.



    A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.



    Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for U S WEST Financing to redeem and cancel Preferred Securities or distribute Subordinated Debt Securities in accordance with the Declaration.



    Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities at such time that are owned by U S WEST or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, U S WEST shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.



    The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "-- Book-Entry Only Issuance -- The Depository Trust Company."



    Except in the limited circumstances described above in connection with the appointment of a Special Regular Trustee, holders of the Preferred Securities will have no rights to appoint or remove the U S WEST Trustees, who may be appointed, removed or replaced solely by U S WEST, as the direct or indirect holder of all the Common Securities.



MODIFICATION OF THE DECLARATION


    The Declaration may be amended or modified if approved and executed by a majority of the Regular Trustees, provided that if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Preferred Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of U S WEST Financing other than pursuant to the terms of the Declaration, then the holders of the Trust Securities as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least 66 2/3% in liquidation amount of the Trust Securities affected thereby, provided that the right of holders of Preferred Securities to appoint a Special Regular Trustee shall not be modified without the consent of each holder of Preferred Securities, and provided, further, that if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of 66 2/3% in liquidation amount of such class of Trust Securities.



    Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause U S WEST
Financing to be characterized for purposes of United States federal income taxation as an association taxable as a corporation or partnership or cause each holder of Trust Securities not to be treated as owning an undivided beneficial interest in the Subordinated Debt Securities, (ii) reduce or otherwise adversely affect the powers of the Property Trustee or (iii) cause U S WEST Financing to be deemed to be an "investment company" which is required to be registered under the 1940 Act.


MERGERS, CONSOLIDATIONS OR AMALGAMATIONS


    U S WEST Financing may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. U S WEST Financing may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of U S WEST Financing under the Trust Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) Capital Funding expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Subordinated Debt Securities and U S WEST expressly acknowledges such trustee of such successor entity as the holder of the Debt Guarantee, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of U S WEST Financing, (vii) prior to such merger, consolidation, amalgamation or replacement, U S WEST has received an opinion of a nationally recognized independent counsel to U S WEST Financing experienced in such matters to the effect that (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (B) following such merger, consolidation, amalgamation or replacement, neither U S WEST Financing nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) U S WEST guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Preferred Securities Guarantee and the guarantee of the Common Securities. Notwithstanding the foregoing, U S WEST Financing shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause U S WEST Financing or the successor entity to be classified as a corporation or a partnership for United States federal income tax purposes or, if as a result of such action, each holder of Trust Securities would not be treated as owning an undivided beneficial interest in the Subordinated Debt Securities.


BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY


    The Depository Trust Company ("DTC") will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully registered global Preferred Securities certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.


    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Security.


    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.


    Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

    To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce pro rata the amount of the interest of each Direct Participant in the Preferred Securities to be redeemed; provided that if, as a result of such pro rata redemption, Direct Participants would hold fractional interests in the Preferred Securities, DTC will adjust the amount of the interest of each Direct Participant to be redeemed to avoid such fractional interests.


    Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to U S WEST Financing as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, U S WEST Financing, Capital Funding or U S WEST, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of U S WEST Financing, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Except as provided herein, a Beneficial Owner in a global Preferred Security will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.


    DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to U S WEST Financing. Under such circumstances, in the event that a successor securities depository is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (with the consent of U S WEST) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.


    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that U S WEST and U S WEST Financing believe to be reliable, but U S WEST and U S WEST Financing take no responsibility for the accuracy thereof.


INFORMATION CONCERNING THE PROPERTY TRUSTEE


    The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action following a Declaration Event of Default.



    U S WEST and certain of its affiliates maintain a deposit account and banking relationship with the Property Trustee. The Property Trustee serves as trustee under the Preferred Securities Guarantee. The Property Trustee also serves as trustee under other indentures pursuant to which unsecured debt securities of affiliates of U S WEST are outstanding.

REGISTRAR AND TRANSFER AGENT

    In the event that the Preferred Securities do not remain in book-entry only form, the following provisions would apply:


    The Property Trustee will act as paying agent and may designate an additional or substitute paying agent at any time.


    Registration of transfers of Preferred Securities will be effected without charge by or on behalf of U S WEST Financing, but upon payment (with the giving of such indemnity as U S WEST Financing or U S WEST may require) in respect of any tax or other government charges which may be imposed in relation to it.

    U S WEST Financing will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.


GOVERNING LAW


    The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.


MISCELLANEOUS


    The Regular Trustees are authorized and directed to operate U S WEST Financing in such a way so that (i) U S WEST Financing will not be deemed to be an "investment company" required to be registered under the 1940 Act or characterized for United States federal income tax purposes as an association taxable as a corporation or as a partnership and (ii) each holder of Trust Securities will be treated as owning an undivided beneficial interest in the Subordinated Debt Securities. Capital Funding is authorized and directed to conduct its affairs so that the Subordinated Debt Securities will be treated as indebtedness of Capital Funding for United States federal income tax purposes. In this connection, the Regular Trustees and Capital Funding are authorized to take any action, not inconsistent with applicable law, the certificate of trust of U S WEST Financing, the Declaration or the certificate of incorporation of Capital Funding, that each of the Regular Trustees and Capital Funding determines in their discretion to be necessary or desirable for such purposes, as long as such action does not adversely affect the interests of the holders of the Preferred Securities.


     DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES AND THE DEBT GUARANTEE

    Set forth below is a description of the specific terms of the Subordinated Debt Securities in which U S WEST Financing will invest with the proceeds of the issuance and sale of the Trust Securities. This description supplements the description of the general terms and provisions of the Subordinated Debt Securities set forth in the accompanying Prospectus under the caption "Description of the Subordinated Debt Securities and the Debt Guarantees." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying
Prospectus and the Indenture (the "Base Indenture"),  dated as of              ,
1995, among Capital Funding, U S WEST and Norwest Bank Minnesota, National Association, as Trustee (the "Debt Trustee"), as supplemented by a First
Supplemental Indenture, dated as of            , 1995 (the Base Indenture, as so
supplemented, is hereinafter referred to as the "Indenture"), the forms of which are filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. Certain capitalized terms used herein are defined in the Indenture.


    Under certain circumstances involving the dissolution of U S WEST Financing following the occurrence of a Special Event, Subordinated Debt Securities may be distributed to the holders of Trust Securities in liquidation of U S WEST
Financing. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."



    If the Subordinated Debt Securities are distributed to the holders of the Trust Securities, Capital Funding will use its best efforts to have the Subordinated Debt Securities listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

GENERAL

    The Subordinated Debt Securities will be issued as unsecured debt under the Indenture. The Subordinated Debt Securities will be limited in aggregate
principal  amount to approximately $       million, such amount being the sum of
the aggregate stated liquidation amount of the Preferred Securities and the capital contributed by Capital Funding in exchange for the Common Securities (the "U S WEST Payment").


    The Subordinated Debt Securities are not subject to a sinking fund provision. The entire principal amount of the Subordinated Debt Securities will mature and become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as defined herein), if any, on
           , 2025, subject to the election of Capital Funding to extend the scheduled maturity date of the Subordinated Debt Securities to a date not later
than                  ,  2044, provided  that Capital  Funding satisfies certain financial covenants. See "-- Option to Extend Maturity Date." The Subordinated Debt Securities will be fully and unconditionally guaranteed on a subordinated basis as to principal, premium, if any, and interest by U S WEST. See "Description of the Subordinated Debt Securities and the Debt Guarantees -- Debt Guarantees" in the accompanying Prospectus.



    If Subordinated Debt Securities are distributed to holders of the Preferred Securities in liquidation of such holders' interests in U S WEST Financing, such Subordinated Debt Securities will initially be issued as a Global Security (as defined below). As described herein, under certain limited circumstances, Subordinated Debt Securities may be issued in certificated form in exchange for a Global Security. See "-- Book-Entry and Settlement." In the event Subordinated Debt Securities are issued in certificated form, such Subordinated Debt
Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Debt Securities issued as a Global Security will be made to the depositary for the Subordinated Debt Securities. In the event Subordinated Debt Securities are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debt Securities will be registrable and Subordinated Debt Securities will be exchangeable for Subordinated Debt Securities of other denominations of a like aggregate principal amount at the corporate trust office of the Debt Trustee in New York, New York; provided, that payment of interest may be made at the option of Capital Funding by check mailed to the address of the persons entitled thereto.


SUBORDINATION


    The Indenture provides that the Subordinated Debt Securities are subordinated and junior in right of payment to all Senior Indebtedness of Capital Funding and that the Debt Guarantee is subordinated and junior in right of payment to all Senior Indebtedness of U S WEST. No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the Subordinated Debt Securities and no payment under the Debt Guarantee may be made if any Senior Indebtedness of Capital Funding or U S WEST, as the case may be, is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or if the maturity of any Senior Indebtedness of Capital Funding or U S WEST, as the case may be, has been accelerated because of a default. Upon any distribution of assets of Capital Funding or U S WEST to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, premium, if any, and interest due or to become due on, all Senior Indebtedness of Capital Funding or U S WEST, as the case may be, must be paid in full before the holders of Subordinated Debt Securities or the Debt Guarantee are entitled to receive or retain any payment. The rights of the holders of the Subordinated Debt Securities and the Debt Guarantee will be subrogated to the rights of the holders of Senior Indebtedness of Capital Funding or U S WEST, as the case may be, to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities or the Debt Guarantee, as the case may be, are paid in full. In addition, the Subordinated Debt Securities and the Debt Guarantee will rank at least pari passu with all other subordinated debt securities and debt guarantees issued under the Base Indenture to other U S WEST Trusts or to other trusts, partnerships or other entities affiliated with U S WEST in connection with an issuance of securities similar to the Preferred Securities.

    The term "Senior Indebtedness" means, with respect to Capital Funding or U S WEST, (i) the principal, premium, if any, and interest in respect of (a) indebtedness of such obligor for money borrowed and (b) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by such obligor including, without limitation, in the case of U S WEST, all obligations under its Liquid Yield Option Notes due 2011; (ii) all capital lease obligations of such obligor; (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such obligor for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness that is by its terms subordinated to or PARI PASSU with the Subordinated Debt Securities or the Debt Guarantee, as the case may be, and (2) any indebtedness between or among such obligor or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.


    The Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued by Capital Funding or U S WEST. As of December 31, 1994, Senior Indebtedness of U S WEST and Capital Funding aggregated approximately $3.5 billion and $1.4 billion, respectively.

OPTIONAL REDEMPTION


    Capital  Funding  shall  have  the right  to  redeem  the  Subordinated Debt
Securities, in whole or in part,  from time to time, on or  after              ,
2000, or at any time in certain circumstances upon the occurrence of a Tax Event as described under "Description of the Preferred Securities -- Special Event Redemption or Distribution," upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the redemption date. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Subordinated Debt Securities would result in the delisting of the Preferred Securities, Capital Funding may only redeem the Subordinated Debt Securities in whole.


INTEREST


    Each Subordinated Debt Security shall bear interest at the rate of % per annum from the original date of issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing June 30, 1995, to the person in whose name such Subordinated Debt Security is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Subordinated Debt Securities shall not continue to remain in book-entry only form, Capital Funding shall have the right to select record dates which shall be more than one Business Day prior to the Interest Payment Date.



    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Subordinated Debt Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.


OPTION TO EXTEND MATURITY DATE

    The maturity date of the Subordinated Debt Securities is             ,  2025
(the "Scheduled Maturity Date"). Capital Funding, however, may, before the Scheduled Maturity Date, extend such maturity date no more than one time, for up to an additional 19 years from the Scheduled Maturity Date, provided that (a) Capital Funding is not in bankruptcy or otherwise insolvent, (b) Capital Funding is not in default on any subordinated debt securities issued to a U S WEST Trust or to any trustee of such trust in connection with an issuance of Trust Securities by such U S WEST Trust, (c) Capital Funding has made timely payments on the Subordinated Debt Securities for the immediately preceding 6 quarters without deferrals, (d) U S WEST Financing is not in arrears on payments of distributions on the Preferred Securities, (e) the Subordinated Debt Securities are rated Investment Grade by Standard & Poor's Corporation, Moody's Investors Service, Inc., Fitch Investor Services, Duff & Phelps Credit Rating Company or any other nationally recognized statistical rating organization, and (g) the final maturity of the Subordinated Debt Securities is not later than the 49th anniversary of the issuance of the Preferred Securities. Pursuant to the Declaration, the Regular Trustees are required to give notice of Capital Funding's election to extend the Scheduled Maturity Date to the holders of the Preferred Securities.


OPTIONS TO EXTEND INTEREST PAYMENT PERIOD


    Capital Funding shall have the right at any time, and from time to time, during the term of the Subordinated Debt Securities to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive Extension Periods, at the end of which Extension Period, Capital Funding shall pay all interest then accrued and unpaid (including any Additional Interest (as defined herein)) (together with interest thereon at the rate specified for the Subordinated Debt Securities to the extent permitted by applicable law); provided, that, during any such Extension Period, (a) U S WEST and Capital Funding shall not (and, if it is a wholly-owned subsidiary of U S WEST, U S WEST shall cause U S WEST Communications not to) declare or pay any dividend or, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, including, in the case of U S WEST, the Communications Stock and the Media Vision Stock, and
(b) U S WEST and Capital Funding shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by U S WEST or Capital Funding which rank pari passu with or junior to the Subordinated Debt Securities. Prior to the termination of any such Extension Period, Capital Funding may further defer payments of interest by extending the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, Capital Funding may select a new Extension Period, subject to the above requirements. No interest during an Extension Period, except at the end thereof, shall be due and payable. Capital Funding has no present intention of exercising its rights to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities. If the Property Trustee shall be the sole holder of the Subordinated Debt Securities, Capital Funding shall give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Preferred Securities are payable or (ii) the date the Regular Trustees are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Regular Trustees shall give notice of Capital Funding's selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee shall not be the sole holder of the Subordinated Debt Securities, Capital Funding shall give the holders of the Subordinated Debt Securities notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date Capital Funding is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Subordinated Debt Securities of the record or payment date of such related interest payment.


ADDITIONAL INTEREST

    If at any time U S WEST Financing shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, Capital Funding will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by U S WEST Financing after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts U S WEST Financing would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT


    In case any Indenture Event of Default shall occur and be continuing, the Property Trustee, as the holder of the Subordinated Debt Securities, will have the right to declare the principal of and the interest on the Subordinated Debt Securities (including any Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Debt Securities. See "Description of the Subordinated Debt Securities and the Debt Guarantees -- Events of Default" in the accompanying Prospectus for a description of the Events of Default. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Subordinated Debt Securities and the Debt Guarantee. See "Description of the Preferred Securities -- Declaration Events of Default" and "-- Voting Rights."



BOOK-ENTRY AND SETTLEMENT


    If distributed to holders of Preferred Securities in connection with the voluntary or involuntary dissolution, winding-up or liquidation of U S WEST Financing as a result of the occurrence of a Special Event, the Subordinated Debt Securities will be issued in the form of one or more global certificates (each, a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Subordinated Debt Securities represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Debt Securities in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

    Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Subordinated Debt Securities in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Subordinated Debt Securities shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture.

    THE DEPOSITARY. If Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in U S WEST Financing, DTC will act as securities depositary for the Subordinated Debt Securities. For a description of DTC and the specific terms of the depository arrangements, see "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. Capital Funding may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as depositary.

    None of U S WEST, Capital Funding, U S WEST Financing, the Debt Trustee, any paying agent and any other agent of U S WEST, Capital Funding or the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Subordinated Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    DISCONTINUANCE OF THE DEPOSITARY'S SERVICES. A Global Security shall be exchangeable for Subordinated Debt Securities registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies Capital Funding that it is unwilling or unable to continue as a depositary for such Global

Security and no successor depositary shall have been appointed, or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (ii) Capital Funding in its sole discretion determines that such Global Security shall be so exchangeable or
(iii) there shall have occurred an Event of Default with respect to such Subordinated Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Debt Securities registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such Global Security.


MISCELLANEOUS


    The Indenture will provide that Capital Funding will pay all fees and expenses related to (i) the offering of the Trust Securities and the Subordinated Debt Securities, (ii) the organization, maintenance and dissolution of U S WEST Financing, (iii) the retention of the U S WEST Trustees and (iv) the enforcement by the Property Trustee of the rights of holders of Preferred Securities. The payment of such fees and expenses will be fully and unconditionally guaranteed by U S WEST.


         EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED DEBT SECURITIES,
           THE DEBT GUARANTEE AND THE PREFERRED SECURITIES GUARANTEE


    As set forth in the Declaration, the sole purpose of U S WEST Financing is to issue Trust Securities and invest the proceeds thereof in the Subordinated Debt Securities.



    As long as payments of interest and other payments are made when due on the Subordinated Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities primarily because (i) the aggregate principal amount of Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) Capital Funding shall pay for all costs and expenses of U S WEST Financing; and (iv) the Declaration provides that the U S WEST Trustees shall not cause or permit U S WEST Financing to, among other things, engage in any activity that is not consistent with the purposes of U S WEST Financing.


    Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by U S WEST as and to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. If Capital Funding does not make interest payments on the Subordinated Debt Securities purchased by U S WEST Financing and U S WEST does not make payments under the Debt Guarantee, it is expected that U S WEST Financing will not have sufficient funds to pay distributions on the Preferred Securities. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until U S WEST Financing has sufficient funds for the payment of such distributions.


    If Capital Funding fails to make interest or other payments on the Subordinated Debt Securities when due (taking account of any Extension Period) and U S WEST fails to make payments under the Debt Guarantee with respect to such payments due on the Subordinated Debt Securities, the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities -- Voting Rights," may (i) appoint a Special Regular Trustee and (ii) direct the Property Trustee to enforce its rights under the Subordinated Debt Securities and Debt Guarantee, including proceeding directly against U S WEST to enforce the Debt Guarantee without first proceeding against Capital Funding under the
Subordinated Debt Securities. If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities or the Debt Guarantee, a holder of Preferred Securities may, after a period of 30 days has elapsed from such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against Capital Funding or U S WEST to enforce the

Property Trustee's rights under the Subordinated Debt Securities or the Debt Guarantee, as the case may be, without first instituting any legal proceeding against the Property Trustee or any other person or entity, including, in the case of the Debt Guarantee, against Capital Funding.



    If U S WEST fails to make payments under the Preferred Securities Guarantee, the Preferred Securities Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Preferred Trustee to enforce its rights thereunder. If the Preferred Trustee fails to enforce the Preferred Securities Guarantee, any holder of Preferred Securities may, after a period of 30 days has elapsed from such holders written request to the Preferred Trustee to enforce the Preferred Securities Guarantee, institute a legal proceeding directly against U S WEST to enforce the Preferred Trustee's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against U S WEST Financing, the Preferred Trustee or any other person or entity.



    U S WEST and U S WEST Financing believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by U S WEST of payments due on the Preferred Securities. See "Description of the Preferred Securities Guarantees -- General" in the accompanying Prospectus.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES


    The following is a summary of certain of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities to a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States or any state thereof or the District of Columbia or an estate or trust the income of which is subject to United States federal income taxation regardless of source (a "U.S. Holder"). This summary does not address the United States federal income tax consequences to persons other than U.S. Holders.



    This summary is based on the United States federal income tax laws, regulations and rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This summary does not address the tax consequences applicable to investors that may be subject to special tax rules such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities.


CLASSIFICATION OF U S WEST FINANCING


    Upon the issuance of the Preferred Securities, Weil, Gotshal & Manges, counsel to U S WEST, Capital Funding and U S WEST Financing, will issue its opinion (the "Tax Opinion") to the effect that, under then current law and assuming full compliance with the terms of the Indenture and the Declaration (and certain other documents), and based on certain facts and assumptions contained in such opinion, U S WEST Financing will not be classified, for United States federal income tax purposes, as an association taxable as a corporation or a partnership, but rather, each holder of Preferred Securities will be treated as owning an undivided beneficial interest in the Subordinated Debt Securities. Accordingly, each holder will be required to include in its gross income the original issue discount ("OID") accrued with respect to its allocable share of those Subordinated Debt Securities. Investors should be aware that the Tax Opinion does not address any other issue and is not binding on the Internal Revenue Service (the "Service") or the courts.


ORIGINAL ISSUE DISCOUNT, PREMIUM AND MARKET DISCOUNT


    Because of the option that Capital Funding has, under the terms of the Subordinated Debt Securities, to defer payments of interest by extending interest payment periods for up to 20 quarters, all of the stated interest payments on those Subordinated Debt Securities will be treated as "original issue discount."

Holders of debt instruments issued with OID must include that discount in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. The amount of OID that accrues in any month will approximately equal the amount of the interest that accrues in that month at the stated interest rate. In the event that the interest payment period is extended, holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest period. Because income on the Preferred Securities will constitute OID, corporate holders of Preferred Securities will not be entitled to a dividends-received deduction with respect to any income earned on the Preferred Securities.


    To the extent a holder acquires its Preferred Securities at a price that is greater or less than the adjusted issue price of such holder's share of the Subordinated Debt Securities (which generally should approximate par plus accrued but unpaid interest), the holder may be deemed to have acquired its interest in the Subordinated Debt Securities with acquisition premium or with market discount, as the case may be. A holder who purchases Preferred Securities at a premium will be permitted to reduce the amount of OID required to be included in income to reflect the acquisition premium. A holder who purchases Preferred Securities at a market discount will also include the amount of such discount in income in accordance with the market discount rules described below.


    A holder that acquires its undivided beneficial interest in the Subordinated Debt Securities at a market discount generally will be required to recognize ordinary income to the extent of accrued market discount on the Debt Securities upon the retirement of the underlying Debt Securities or, to the extent of any gain, upon the disposition of the Preferred Securities. Such market discount would accrue ratably, or, at the election of the holder, under a constant yield method over the remaining term of the Subordinated Debt Securities. A holder will also be required to defer the deduction of a portion of the interest paid or accrued on indebtedness incurred to purchase or carry Preferred Securities that represent Subordinated Debt Securities acquired with market discount. In lieu of the foregoing, a holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such holder in the taxable year of the election or thereafter, in which case the interest deferral rule will not apply.



    A holder may elect, in lieu of applying the market discount or premium rules described above, to account for all income under the Subordinated Debt Securities as if it were OID. A holder that makes this election and that is considered to have acquired its undivided beneficial interest in the Subordinated Debt Securities with market discount will be considered to have made the election described in the immediately preceding paragraph.


RECEIPT OF SUBORDINATED DEBT SECURITIES OR CASH UPON LIQUIDATION OF U S WEST FINANCING

    Under certain circumstances, as described under the caption "Description of the Preferred Securities -- Special Event Redemption or Distribution," Subordinated Debt Securities may be distributed to holders in exchange for the Preferred Securities and in liquidation of U S WEST Financing. Under a revenue ruling issued by the Service, such a distribution would be treated as a non-taxable event to each holder and each holder would receive an aggregate tax basis in the Subordinated Debt Securities equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Subordinated Debt Securities so received in liquidation of U S WEST Financing would include the period for which the Preferred Securities were held by such holder.

SALES OF CERTIFICATES

    A holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the securities and the amount realized on the sale. A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by original issue discount previously includible in such holder's gross income to the date of disposition (and the accrual of market discount, if any) and decreased by payments received on the Preferred Securities. Subject to the market discount rules described above, any such gain or loss generally will be capital gain or loss.

    The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debt Securities. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debt Securities through the date of disposition in income as ordinary income (i.e., OID), and to add such amount to his adjusted tax basis in his pro rata share of the underlying Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.



INFORMATION REPORTING TO HOLDERS


    Subject to the qualifications discussed below, income on the Preferred Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year.



    U S WEST Financing will be obligated to report annually to Cede & Co., as holder of record of the Preferred Securities, the OID related to the Subordinated Debt Securities that accrued during that year. U S WEST Financing currently intends to report such information on Form 1099 prior to January 31 following each calendar year even though U S WEST Financing is not legally required to report to record holders until April 15 following each calendar year. The Underwriters have indicated to U S WEST Financing that, to the extent that they hold Preferred Securities as nominees for beneficial holders, they currently expect to report to such beneficial holders on Forms 1099 by January 31 following each calendar year. Under current law, holders of Preferred Securities who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to U S WEST Financing. U S WEST Financing, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of Preferred Securities who hold their Preferred Securities through the Underwriters will receive Forms 1099 reflecting the income on their Preferred Securities from such nominee holders rather than U S WEST Financing.


BACKUP WITHHOLDING

    Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's federal income tax, provided the required information is provided to the Service.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING


    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), U S WEST Financing has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representatives (the "Representatives"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.



                                                                                   NUMBER OF
                                                                                   PREFERRED
             UNDERWRITER                                                           SECURITIES
- ---------------------------------------------------------------------------------  ----------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...........................................................

                                                                                   ----------
          Total..................................................................
                                                                                   ----------
                                                                                   ----------



    The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price, as set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession of $. per Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $. per Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.



    In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debt Securities of Capital Funding, the Underwriting Agreement provides that Capital Funding will agree to pay as compensation ("Underwriters' Compensation") for the Underwriters' arranging the investment therein of such proceeds, an amount in New York Clearing House (next day) funds of $. per Preferred Security (or $ in the aggregate) for the accounts of the several Underwriters, provided that such compensation for sales of 10,000 or more Preferred Securities to any single purchaser will be $. per Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriter's Compensation will be less than the aggregate amount specified in the preceding sentence.



    During a period of 30 days from the date of the Prospectus Supplement, neither U S WEST Financing, U S WEST nor Capital Funding will, without the prior written consent of the Underwriters, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or any equity securities substantially similar to the Preferred Securities (except for any series of subordinated debt securities and the Preferred Securities offered hereby).

    The Preferred Securities have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30 day period after the initial delivery of the Preferred Securities. The Representatives have advised U S WEST Financing that they intend to make a market in the Preferred Securities prior to the commencement of trading on the New York Stock Exchange. The Representatives will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.


    Prior to this offering, there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.


    U S WEST, Capital Funding and U S WEST Financing have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.


    Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, U S WEST and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS


    Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of U S WEST Financing by Richards, Layton & Finger, Wilmington, Delaware, special Delaware counsel to U S WEST Financing. The validity of the Subordinated Debt Securities, the Preferred Securities Guarantee, the Debt Guarantee and certain matters relating thereto will be passed upon on behalf of U S WEST and Capital Funding by Weil, Gotshal & Manges, New York, New York and on behalf of the Underwriters by Skadden, Arps, Slate, Meagher & Flom, New York, New York. Weil, Gotshal & Manges and Skadden, Arps, Slate, Meagher & Flom will rely on the opinion of Stephen E. Brilz, Senior Attorney and Assistant Secretary of U S WEST, as to all matters of Colorado law. Certain United States federal income taxation matters will be passed upon for U S WEST, Capital Funding and U S WEST Financing by Weil, Gotshal & Manges.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                    SUBJECT TO COMPLETION, DATED MAY 1, 1995

PROSPECTUS                                                                [LOGO]
                                 $1,000,000,000
                         U S WEST CAPITAL FUNDING, INC.
                          SUBORDINATED DEBT SECURITIES
                  UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF
                  PRINCIPAL, PREMIUM, IF ANY, AND INTEREST BY
                                 U S WEST, INC.
                                  ------------

                              U S WEST FINANCING I
                             U S WEST FINANCING II
                             U S WEST FINANCING III

                              PREFERRED SECURITIES
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                                 U S WEST, INC.
                                  ------------

    U S WEST Capital Funding, Inc., a Colorado corporation ("Capital Funding") and a wholly-owned subsidiary of
U S WEST, Inc., a Colorado corporation ("U S WEST"), may from time to time offer its subordinated debt securities (the "Subordinated Debt Securities") in one or more series and in amounts, at prices and on terms to be determined at the time of the offering. The Subordinated Debt Securities when issued will be unsecured obligations of Capital Funding and will be fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest by U S WEST (the "Debt Guarantees"). Capital Funding's obligations under the Subordinated Debt Securities and U S WEST's obligations under the Debt Guarantees will be subordinate and junior in right of payment to certain other indebtedness of
Capital Funding and U S WEST, respectively, as may be described in an accompanying Prospectus Supplement (the "Prospectus Supplement").
    U  S WEST  Financing I, U  S WEST  Financing II and  U S  WEST Financing III
(each, a "U S WEST Trust"), each a statutory business trust formed under the laws of Delaware, may from time to time offer preferred securities evidencing undivided beneficial interests in the assets of the respective U S WEST Trust ("Preferred Securities"). The payment of periodic cash distributions ("distributions") with respect to Preferred Securities of each of the U S WEST Trusts, out of moneys held by each of the U S WEST Trusts, and payments on liquidation, redemption or otherwise with respect to such Preferred Securities will be guaranteed by U S WEST to the extent described herein (each, a "Preferred Securities Guarantee"). U S WEST's obligations under the Preferred Securities Guarantees will be subordinate and junior in right of payment to all other liabilities of U S WEST and PARI PASSU with the most senior preferred stock issued by U S WEST. Subordinated Debt Securities may be issued and sold from time to time in one or more series by Capital Funding to a U S WEST Trust in connection with the investment of the proceeds from the offering of Preferred Securities and Common Securities (as defined herein) of such U S WEST Trust. The Subordinated Debt Securities subsequently may be distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of such U S WEST Trust upon the occurrence of certain events as may be described in the Prospectus Supplement.
    Specific terms of the particular Subordinated Debt Securities of any series or the Preferred Securities of any U S WEST Trust in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in the accompanying Prospectus Supplement with respect to such series of Subordinated Debt Securities or such Preferred Securities, which will describe, without limitation and where applicable the following: (i) in the case of Subordinated Debt Securities, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, interest rate (or the method of determining such rate), if any, dates on which premium, if any, and interest, if any, will be payable, any redemption provisions, any sinking fund provisions, the initial public offering price, the subordination terms, any listing on a securities exchange and any other terms and (ii) in the case of Preferred Securities, the specific designation, number of Preferred Securities, distribution rate (or the method of determining such rate), dates on which distributions will be payable, liquidation amount, voting rights (if any), any redemption provisions, terms for any conversion or exchange into other securities (if any), the initial public offering price, any listing on a securities exchange, and any other rights, preferences, privileges, limitations and restrictions.
    The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate initial public offering price of all Offered Securities shall not exceed $1,000,000,000. The Prospectus Supplement relating to any series of Offered Securities will contain information concerning certain United States federal income tax considerations, if applicable to the Offered Securities.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION  NOR  HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS.  ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                  The date of this Prospectus is May   , 1995.

    The Offered Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents or any dealers or underwriters are involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Offered Securities.

    NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED BY U S WEST, CAPITAL FUNDING OR ANY OF THE U S WEST TRUSTS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CAPITAL FUNDING, ANY OF THE U S WEST TRUSTS OR U S WEST SINCE THE DATE HEREOF.

                            ------------------------

                             AVAILABLE INFORMATION

    U S WEST is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information concerning U S WEST can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning U S WEST may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, the securities exchanges on which shares of U S WEST's common stock are listed.

    Capital Funding, the U S WEST Trusts and U S WEST have filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") relating to the Offered Securities under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

    No separate financial statements of Capital Funding or any of the U S WEST Trusts have been included herein. U S WEST does not consider that such financial statements would be material to holders of the Offered Securities because: (i) Capital Funding and each U S WEST Trust is a direct or indirect wholly-owned subsidiary of U S WEST, a reporting company under the Exchange Act, (ii) neither Capital Funding nor any U S WEST Trust has any independent operations but exists for the sole purpose of issuing, in the case of Capital Funding, debt securities guaranteed by U S WEST, and, in the case of the U S WEST Trusts, securities representing undivided beneficial interests in the assets of the U S WEST Trusts and investing the proceeds thereof in Subordinated Debt Securities guaranteed by U S WEST, and (iii) the obligations of Capital Funding under the Subordinated Debt Securities are fully and unconditionally guaranteed by U S WEST, and the obligations of each U S WEST Trust under the Trust Securities, to the extent funds are available therefor, are fully and unconditionally guaranteed by U S WEST. See "Description of the Preferred Securities Guarantees" and "Description of the Subordinated Debt Securities and the Debt Guarantees."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents which have been filed by U S WEST with the Commission (File No. 1-8611) are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1994, and (ii) Current Reports on Form 8-K dated January 19, 1995, April 10, 1995 and April 18, 1995.

    All documents filed by U S WEST pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date any such document is filed.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus or in any Prospectus Supplement to the extent that a statement contained herein or therein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

    U S WEST WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE HEREIN, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO THE TREASURER, U S WEST, INC., 7800 EAST ORCHARD ROAD, ENGLEWOOD, COLORADO 80111 (TELEPHONE NUMBER (303) 793-6500).

                            ------------------------

                         U S WEST CAPITAL FUNDING, INC.

    Capital Funding is a wholly-owned subsidiary of U S WEST and was incorporated under the laws of the State of Colorado in June 1986. Capital Funding was incorporated for the sole purpose of providing financing to U S WEST and its affiliates through the issuance of indebtedness guaranteed by U S WEST. The principal executive offices of Capital Funding are located at 7800 East Orchard Road, Englewood, Colorado, 80111 (telephone number (303) 793-6500).

                         THE U S WEST FINANCING TRUSTS

    Each of U S WEST Financing I, U S WEST Financing II and U S WEST Financing III is a statutory business trust formed under Delaware law pursuant to (i) a separate declaration of trust (each, a "Declaration") executed by U S WEST, as sponsor for such trust (the "Sponsor") and the U S WEST Trustees (as defined herein) of such trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State on March 1, 1995. Each U S WEST Trust exists for the exclusive purposes of (i) issuing the Preferred Securities and common securities representing undivided beneficial interests in the assets of such Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be directly or indirectly owned by U S WEST. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. U S WEST will, directly or indirectly, acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of each U S WEST Trust. Each U S WEST Trust has a term of approximately 55 years, but may earlier terminate as provided in the Declaration. Each U S WEST Trust's business and affairs will be conducted by the trustees (the "U S WEST Trustees") appointed by U S WEST, as the direct or indirect holder of all the Common Securities. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the U S WEST Trustees of a U S WEST Trust. The duties and obligations of such U S WEST Trustees shall be governed by the Declaration of such U S WEST Trust. A majority of the U S WEST Trustees (the "Regular Trustees") of each U S WEST Trust will be persons who are employees or officers of or affiliated with U S WEST. In certain limited circumstances set forth in a Prospectus Supplement, the holders of a majority of the Preferred Securities will be entitled to appoint one additional Regular Trustee, who need not be an employee or officer of or otherwise affiliated with U S WEST. One U S WEST Trustee of each U S WEST Trust will be a financial institution which will be unaffiliated with U S WEST and which shall act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939 (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one U S WEST Trustee of each U S WEST Trust will have its principal place of business or reside in the State of Delaware. Capital Funding will pay all fees and expenses related to the U S WEST Trusts and the offering of Trust Securities, the payment of which will be guaranteed by U S WEST. The office of the Delaware Trustee for each U S WEST Trust in the State of Delaware is 300 King Street, Wilmington, Delaware 19801. The principal place of business of each U S WEST Trust shall be c/o U S WEST, Inc., 7800 East Orchard Road, Englewood, Colorado 80111 (telephone number (303) 793-6500).

                                 U S WEST, INC.

    U S WEST is a diversified global communications company engaged in the telecommunications, directory publishing, wireless communications and multimedia businesses. Telecommunications services are provided by U S WEST's principal subsidiary to more than 25 million residential and business customers in the states of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming (collectively, the "U S WEST Region"). Directory publishing, wireless communications and multimedia services are provided by other U S WEST subsidiaries to customers both inside and outside the U S WEST Region. U S WEST was incorporated in 1983 under the laws of the State of Colorado and has its principal executive offices at 7800 Orchard Road, Englewood, Colorado 80111 (telephone number (303) 793-6500).

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges from continuing operations of U S WEST for the periods indicated. For the purpose of calculating this ratio, earnings consist of income before income taxes and fixed charges. Fixed charges include interest on indebtedness (excluding discontinued operations) and the portion of rentals representative of the interest factor.

                            YEAR ENDED DECEMBER 31,
        ----------------------------------------------------------------
        1990           1991           1992           1993           1994
        ----           ----           ----           ----           ----
        4.07           3.11           3.85           2.38           4.85

                                USE OF PROCEEDS

    Each U S WEST Trust will invest all proceeds received from the sale of its Trust Securities in Subordinated Debt Securities.

    Unless otherwise specified in the Prospectus Supplement, Capital Funding will apply the net proceeds from the sale of the Subordinated Debt Securities to its general funds to be used for loans to U S WEST and affiliates of U S WEST, which will in turn use the funds for general corporate purposes, including the reduction of short-term and long-term borrowings and other business opportunities.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    Each U S WEST Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each U S WEST Trust authorizes the Regular Trustees of such U S WEST Trust to issue on behalf of such U S WEST Trust one series of Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act. Reference is made to the Prospectus Supplement relating to the Preferred Securities of a U S WEST Trust for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issued by such U S WEST Trust; (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities issued by such U S WEST Trust and the date or dates upon which such distributions shall be payable; provided, however, that distributions on such Preferred Securities shall be payable on a quarterly basis to holders of such Preferred Securities as of a record date in each quarter during which such Preferred Securities are outstanding; (iv) whether distributions on Preferred Securities issued by such U S WEST Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such U S WEST Trust shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of such U S WEST Trust to the holders of Preferred Securities of such U S WEST Trust upon voluntary or involuntary dissolution, winding-up or termination of such U S WEST Trust; (vi) the obligation, if any, of such U S WEST Trust to purchase or redeem Preferred Securities issued by such U S WEST Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Preferred Securities issued by such U S WEST Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of Preferred Securities issued by such U S WEST Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, or of Preferred Securities issued by one or more U S WEST Trusts, or of both, as a condition to specified action or amendments to the Declaration of such U S WEST Trust; and (viii) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such U S WEST Trust not inconsistent with the Declaration of such U S WEST Trust or with applicable law. All Preferred Securities offered hereby will be guaranteed by U S WEST to the extent set forth below under "Description of the Preferred Securities Guarantees." Any applicable United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

    In connection with the issuance of Preferred Securities, each U S WEST Trust will issue one series of Common Securities. The Declaration of each U S WEST Trust authorizes the Regular Trustees of such trust to issue on behalf of such U S WEST Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by a U S WEST Trust will be substantially identical to the terms of the Preferred Securities issued by such trust and the Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote to appoint, remove or replace any of the U S WEST Trustees of a U S WEST Trust. All of the Common Securities of a U S WEST Trust will be directly or indirectly owned by U S WEST.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

    Set forth below is a summary of information concerning the Preferred Securities Guarantees which will be executed and delivered by U S WEST for the benefit of the holders from time to time of Preferred Securities. Each Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The First National Bank of Chicago will act as indenture trustee under each Preferred Securities Guarantee (the "Preferred Guarantee Trustee"). The terms of each Preferred Securities Guarantee will be those set forth in such Preferred Securities Guarantee and those made part of such Preferred Securities Guarantee by the Trust Indenture Act. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable U S WEST Trust.

GENERAL

    Pursuant to each Preferred Securities Guarantee, U S WEST will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities issued by a U S WEST Trust, the Guarantee Payments (as defined herein) (except to the extent paid by such U S WEST Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such U S WEST Trust may have or assert. The following payments with respect to Preferred Securities issued by a U S WEST Trust, to the extent not paid by such U S WEST Trust (the "Guarantee Payments"), will be subject to the Preferred Securities Guarantee thereon (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such Preferred Securities, to the extent such U S WEST Trust shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), to the extent such U S WEST Trust has funds available therefor with respect to any Preferred Securities called for redemption by such U S WEST Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such U S WEST Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent such U S WEST Trust has funds available therefor and (b) the amount of assets of such U S WEST Trust remaining available for distribution to holders of such Preferred Securities in liquidation of such U S WEST Trust. U S WEST's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by U S WEST to the holders of Preferred Securities or by causing the applicable U S WEST Trust to pay such amounts to such holders.

    Each Preferred Securities Guarantee will be a full and unconditional guarantee with respect to the Preferred Securities issued by the applicable U S WEST Trust from the time of issuance of such Preferred Securities, but will not apply to any payment of distributions except to the extent such U S WEST Trust shall have funds available therefor. If Capital Funding does not make interest payments on the Subordinated Debt Securities purchased by a U S WEST Trust and U S WEST does not fulfill its obligations under the Debt Guarantee relating to such Subordinated Debt Securities, such U S WEST Trust will not pay distributions on the Preferred Securities issued by such U S WEST Trust and will not have funds available therefor. See "Description of the Subordinated Debt Securities and the Debt Guarantees -- Certain Covenants."

    U S WEST has also agreed separately to irrevocably and unconditionally guarantee the obligations of the U S WEST Trusts with respect to the Common Securities (the "Common Securities Guarantees") to the same extent as the Preferred Securities Guarantee, except that upon an event of default under the Indenture, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF U S WEST

    In each Preferred Securities Guarantee, U S WEST will covenant that, so long as any Preferred Securities issued by the applicable U S WEST Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Preferred Securities Guarantee or the Declaration of such U S WEST Trust, then (a) U S WEST shall not (and shall cause Capital Funding and, if it is a wholly-owned subsidiary of U S WEST, U S WEST
Communications, Inc. not to) declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, and (b) U S WEST shall not (and shall cause Capital Funding not to) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by U S WEST or Capital Funding which rank pari passu with or junior to such Subordinated Debt Securities.

MODIFICATION OF THE PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

    Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), each Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding Preferred Securities issued by the applicable U S WEST Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of U S WEST and shall inure to the benefit of the holders of the Preferred Securities of the applicable U S WEST Trust then outstanding.

TERMINATION

    Each Preferred Securities Guarantee will terminate as to the Preferred Securities issued by the applicable U S WEST Trust upon full payment of the Redemption Price of all Preferred Securities of such U S WEST Trust, upon distribution of the Subordinated Debt Securities held by such U S WEST Trust to the holders of the Preferred Securities of such U S WEST Trust or upon full payment of the amounts payable in accordance with the Declaration of such U S WEST Trust upon liquidation of such U S WEST Trust. Each Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable U S WEST Trust must restore payment of any sums paid under such Preferred Securities or such Preferred Securities Guarantee.

EVENTS OF DEFAULT

    An event of default under a Preferred Securities Guarantee will occur upon the failure of U S WEST to perform any of its payment or other obligations thereunder.

    The holders of a majority in liquidation amount of the Preferred Securities relating to such Preferred Securities Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the such Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under such Preferred Securities Guarantee. If the Preferred Guarantee Trustee fails to enforce such Preferred Securities Guarantee, any holder of Preferred Securities relating to such Preferred Securities Guarantee may, after a period of 30 days has elapsed from such holders written request to the Preferred Guarantee Trustee to enforce such Preferred Securities Guarantee, institute a legal proceeding directly against U S WEST to enforce the Preferred Guarantee Trustee's rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against the relevant U S WEST, the Preferred Guarantee Trustee or any other person or entity.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

    The Preferred Securities Guarantees will constitute unsecured obligations of U S WEST and will rank (i) subordinate and junior in right of payment to all other liabilities of U S WEST, including the Debt Guarantees, (ii) PARI PASSU with the most senior preferred or preference stock now or hereafter issued by U S WEST and with any guarantee now or hereafter entered into by U S WEST in respect of any preferred or preference stock of any affiliate of U S WEST and
(iii) senior to U S WEST's common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities issued by such U S WEST Trust by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee relating thereto.

    The Preferred Securities Guarantees will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

    The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to a Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Preferred Securities Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

    U S WEST and certain of its affiliates maintain a deposit account and banking relationship with the Preferred Guarantee Trustee. The Preferred Guarantee Trustee serves as trustee under other indentures pursuant to which unsecured debt securities of affiliates of U S WEST are outstanding.

GOVERNING LAW

    The Preferred Securities Guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

    DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES AND THE DEBT GUARANTEES

    Subordinated Debt Securities may be issued from time to time in one or  more
series under an Indenture, dated as of           , 1995 (the "Indenture"), among
U S WEST, Capital Funding and Norwest Bank Minnesota, National Association, as Trustee (the "Debt Trustee"). The terms of the Subordinated Debt Securities will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

GENERAL

    The Subordinated Debt Securities will be unsecured, subordinated obligations of Capital Funding. The Indenture does not limit the aggregate principal amount of Subordinated Debt Securities which may be issued thereunder and provides that the Subordinated Debt Securities may be issued from time to time in one or more series. The Subordinated Debt Securities are issuable in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of Capital Funding's Board of Directors or a special committee thereof (each, a "Supplemental Indenture") (Section 2.01).

    In the event Subordinated Debt Securities are issued to a U S WEST Trust or a trustee of such trust in connection with the issuance of Trust Securities by such U S WEST Trust, such Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such U S WEST Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Debt Securities will be issued to a U S WEST Trust or a trustee of such trust in connection with the issuance of Trust Securities by such U S WEST Trust.

    Reference is made to the Prospectus Supplement which will accompany this Prospectus for the following terms of the series of Subordinated Debt Securities being offered thereby: (i) the specific title of such Subordinated Debt
Securities; (ii) any limit on the aggregate principal amount of such Subordinated Debt Securities; (iii) the date or dates on which the principal of such Subordinated Debt Securities is payable and the right, if any, to extend such date or dates; (iv) the rate or rates at which such Subordinated Debt Securities will bear interest or the method of determination of such rate or rates; (v) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (vi) the right, if any, to extend the interest payment periods and the duration of such extension; (vii) the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Subordinated Debt Securities may be redeemed, in whole or in part, at the option of Capital Funding; (viii) the right and/or obligation, if any, of Capital Funding to redeem or purchase such Subordinated Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period or periods for which, the price or prices at which, and the terms and conditions upon which, such Subordinated Debt Securities shall be redeemed or purchased, in whole or part, pursuant to such right and/or obligation; (ix) the terms of subordination; (x) the form of such Subordinated Debt Securities; (xi) if other than denominations of $25 or any integral multiple thereof, the denominations in which such Subordinated Debt Securities shall be issuable;
(xii) any and all other terms with respect to such series; and (xiii) whether such Subordinated Debt Securities are issuable as a global security, and in such case, the identity of the depositary. (Section 2.01).

    The Indenture does not contain any provisions that afford holders of Subordinated Debt Securities protection in the event of a highly leveraged transaction involving U S WEST or Capital Funding.

DEBT GUARANTEES

    The Indenture provides that U S WEST will fully and unconditionally guarantee the due and punctual payment of the principal, premium, if any, and interest on the Subordinated Debt Securities when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. (Section 2.12) Since U S WEST is a holding company, the right of U S WEST and, hence, the right of creditors of U S WEST (including the holders of the Subordinated Debt Securities) to participate in any distribution of the assets of any subsidiaries of U S WEST, whether upon liquidation, reorganization, or otherwise, is subject to prior claims of creditors of the subsidiary, except to the extent that claims of U S WEST itself as a creditor of a subsidiary may be recognized.

SUBORDINATION

    The Subordinated Debt Securities will be subordinated and junior in right of payment to certain other indebtedness of Capital Funding and the Debt Guarantees will be subordinated and junior in right of payment to certain other indebtedness of U S WEST to the extent set forth in the Prospectus Supplement that will accompany this Prospectus.

CERTAIN COVENANTS

    If Subordinated Debt Securities are issued to a U S WEST Trust or a trustee of such trust in connection with the issuance of Trust Securities by such U S WEST Trust and (i) there shall have occurred any event that would constitute an Event of Default or (ii) U S WEST shall be in default with respect to its payment of any obligations under the related Preferred Securities Guarantee or Common Securities Guarantee, then (a) U S WEST and Capital Funding shall not (and, if it is a wholly-owned subsidiary of U S WEST, U S WEST shall cause U S WEST Communications, Inc. not to) declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, and (b) U S WEST and Capital Funding shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by U S WEST or Capital Funding which rank pari passu with or junior to such Subordinated Debt Securities.

    If Subordinated Debt Securities are issued to a U S WEST Trust or a trustee of such trust in connection with the issuance of Trust Securities by such U S WEST Trust and Capital Funding shall have given notice of its election to defer payments of interest on such Subordinated Debt Securities by extending the interest payment period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then (a) U S WEST and Capital Funding shall not (and, if it is a wholly-owned subsidiary of U S WEST, U S WEST shall cause U S WEST Communications, Inc. not to) declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, and (b) U S WEST and Capital Funding shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by U S WEST or Capital Funding which rank pari passu with or junior to such Subordinated Debt Securities.

    In the event Subordinated Debt Securities are issued to a U S WEST Trust or a trustee of such trust in connection with the issuance of Trust Securities of such U S WEST Trust, for so long as such Trust Securities remain outstanding, U S WEST will covenant (i) to directly or indirectly maintain 100% ownership of the Common Securities of such U S WEST Trust; provided, however, that any permitted successor of U S WEST under the Indenture may succeed to U S WEST's ownership of such Common Securities, (ii) to use its reasonable efforts to cause such U S WEST Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of such U S WEST Trust, the redemption of all of the Trust Securities of such U S WEST Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such U S WEST Trust, and (b) to otherwise continue not to be classified as an association taxable as a corporation or partnership for United States federal income tax purposes and (iii) to use its reasonable efforts to cause each holder of Trust Securities to be treated as owning an undivided beneficial interest in the Subordinated Debt Securities. (Section 4.07).

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    Subordinated Debt Securities of each series will be issued in registered form and in either certificated form or represented by one or more global securities. If not represented by one or more global securities, Subordinated Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Debenture Registrar or at the office of any transfer agent designated by Capital Funding for such purpose with respect to any series of Subordinated Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Debenture Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Capital Funding has appointed the Debt Trustee as Debenture Registrar with respect to the Subordinated Debt Securities. (Section 2.05). If a Prospectus Supplement refers to any transfer agents (in addition to the Debenture Registrar) initially designated by Capital Funding with respect to any series of Subordinated Debt Securities, Capital Funding may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Capital Funding will be required to maintain a transfer agent in each Place of Payment for such series. (Section 4.02). Capital Funding may at any time designate additional transfer agents with respect to any series of Subordinated Debt Securities.

    In the event of any redemption in part, Capital Funding shall not be required to (i) issue, register the transfer of or exchange any Subordinated Debt Securities during a period beginning at the opening of business 15 days before any selection for redemption of Subordinated Debt Securities of like tenor and of the series of which such Subordinated Debt Securities are a part, and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Subordinated Debt Securities of like tenor and of such series to be redeemed and (ii) register the transfer of or exchange any Subordinated Debt Securities so selected for redemption, in whole or in part, except the unredeemed portion of any Subordinated Debt Securities being redeemed in part. (Section 2.05).

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium (if any) on any Subordinated Debt Securities will be made only against surrender to the Paying Agent of such Subordinated Debt Securities. Unless otherwise indicated in an applicable Prospectus Supplement, principal of and any premium and interest, if any, on Subordinated Debt Securities will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as Capital Funding may designate from time to time, except that at the option of Capital Funding payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Debenture Register with respect to such Subordinated Debt Securities. (Section 4.03). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on a Subordinated Debt Security on any Interest Payment Date will be made to the person in whose name such Subordinated Debt Security (or predecessor security) is registered at the close of business on the Regular Record Date for such interest payment. (Section 2.03).

    Capital Funding will act as Paying Agent with respect to the Subordinated Debt Securities. Capital Funding may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that Capital Funding will be required to maintain a Paying Agent in each Place of Payment for each series of the respective Subordinated Debt Securities. (Sections 4.02 and 4.03).

    All moneys paid by Capital Funding to a Paying Agent for the payment of the principal of or premium or interest, if any, on any Subordinated Debt Securities of any series which remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable will be repaid to Capital Funding and the holder of such Subordinated Debt Securities will thereafter look only to Capital Funding for payment thereof. (Section 11.05).

GLOBAL SECURITIES

    If any Subordinated Debt Securities of a series are represented by one or more global securities (each, a "Global Security"), the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for Subordinated Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement. (Section 2.11).

    The specific terms of the depositary arrangement with respect to any portion of a series of Subordinated Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement.

MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting U S WEST, Capital Funding and the Debt Trustee, with the consent of the holders of not less than a majority in principal amount of the Subordinated Debt Securities of each series which are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Subordinated Debt Securities;

provided that no such modification may, without the consent of the holder of each outstanding Subordinated Debt Security affected thereby, (i) extend the fixed maturity of any Subordinated Debt Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Subordinated Debt Security so affected or (ii) reduce the percentage of Subordinated Debt Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each then outstanding Subordinated Debt Security affected thereby. (Section 9.02).

    In addition, U S WEST, Capital Funding and the Debt Trustee may execute, without the consent of any holder of Subordinated Debt Securities, any supplemental indenture for certain other usual purposes including the creation of any new series of Subordinated Debt Securities. (Sections 2.01, 9.01 and 10.01).

EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events which has occurred and is continuing constitutes an "Event of Default" withrespect to each series of Subordinated Debt Securities:

        (a) failure for 90 days to pay interest on the Subordinated Debt Securities of that series, including any Additional Interest in respect thereof, when due; provided, however, that a valid extension of the interest payment period by Capital Funding shall not constitute a default in the payment of interest for this purpose; or

        (b) failure to pay principal or premium, if any, on the Subordinated Debt Securities of that series when due whether at maturity, upon redemption by declaration or otherwise, or to make any sinking fund payment with respect to that series; provided, however, that a valid extension of the maturity of such Subordinated Debt Securities shall not constitute a default for this purpose; or

        (c) failure to observe or perform any other covenant (other than those specifically relating to another series) contained in the Indenture for 90 days after written notice to Capital Funding from the Debt Trustee or the holders of at least 25% in principal amount of the outstanding Subordinated Debt Securities of that series; or

        (d) certain events in bankruptcy, insolvency or reorganization of U S WEST or Capital Funding; or

        (e) in the event Subordinated Debt Securities are issued to a U S WEST Trust or a trustee of such trust in connection with the issuance of Trust Securities by such U S WEST Trust, the voluntary or involuntary dissolution, winding-up or termination of such U S WEST Trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of such U S WEST Trust, the redemption of all of the Trust Securities of such U S WEST Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such U S WEST Trust. (Section 6.01).

    The holders of a majority in aggregate outstanding principal amount of any series of the Subordinated Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee for that series. (Section 6.06). The Debt Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the Subordinated Debt Securities may declare the principal due and payable immediately on default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive the default with respect to such series if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Debt Trustee. (Sections 6.01 and 6.06).

    The holders of a majority in aggregate outstanding principal amount of any series of the Subordinated Debt Securities affected thereby may, on behalf of the holders of all the Subordinated Debt Securities of such series, waive any past default, except (i) a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Debt Trustee), (ii) a default in the covenant of each of U S WEST and certain of its subsidiaries not to declare or pay dividends on, or redeem, purchase or acquire any of its capital stock during an interest deferral period, or (iii) a default in the covenant of Capital Funding to defer interest payments on all Subordinated Debt Securities held by the other U S WEST Trusts during such interest deferral period. (Section 6.06).

CONSOLIDATION, MERGER AND SALE

    The Indenture does not contain any covenant which restricts the ability of U S WEST or Capital Funding to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions. (Section 10.01).

DEFEASANCE AND DISCHARGE

    Under the terms of the Indenture, U S WEST and Capital Funding will be discharged from any and all obligations in respect of the Subordinated Debt Securities of any series (except in each case for certain obligations to register the transfer or exchange of Subordinated Debt Securities, replace stolen, lost or mutilated Subordinated Debt Securities, maintain paying agencies and hold moneys for payment in trust) if Capital Funding deposits with the Debt Trustee, in trust, moneys or Government Obligations, in an amount sufficient to pay all the principal of, and interest on, the Subordinated Debt Securities of such series on the dates such payments are due in accordance with the terms of such Subordinated Debt Securities. (Sections 11.01 and 11.02).

GOVERNING LAW

    The Indenture, the Subordinated Debt Securities and the Debt Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 13.05).

INFORMATION CONCERNING THE DEBT TRUSTEE

    The Debt Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (Section 7.01). Subject to such provision, the Debt Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. (Section 7.02). The Debt Trustee is not required to expand or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debt Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (Section 7.01).

    U S WEST and certain of its affiliates, including Capital Funding, maintain a deposit account and banking relationship with the Debt Trustee. The Debt Trustee serves as trustee under other indentures pursuant to which unsecured debt securities of U S WEST are outstanding.

MISCELLANEOUS

    Capital Funding and U S WEST will have the right at all times to assign any of their respective rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of U S WEST; provided that, in the event of any such assignment, Capital Funding and U S WEST, as the case may be, will remain liable for all of their respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto. (Section 13.11).

                              PLAN OF DISTRIBUTION

    Capital Funding may sell any series of Subordinated Debt Securities and the U S WEST Trusts may sell the Preferred Securities being offered hereby in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to any Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters or agents, the purchase price of such Offered Securities and the proceeds to

Capital Funding or the applicable U S WEST Trust, as the case may be, from such sale, any underwriting discounts or agency fees and other item's constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Offered Securities may be listed.

    If underwriters are used in the sale, such Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

    Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of Offered Securities, if any are purchased.

    Underwriters and agents may be entitled under agreements entered into with U S WEST, Capital Funding and/or a U S WEST Trust to indemnification by U S WEST, Capital Funding and/or such U S WEST Trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents may be customers of, engage in transactions with, or perform services for U S WEST and its affiliates in the ordinary course of business.

    Each series of Offered Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom Offered Securities are sold by Capital Funding or by a U S WEST Trust for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Offered Securities may or may not be listed on a national securities exchange.

                                 LEGAL OPINIONS

    Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon for the U S WEST Trusts by Richards, Layton & Finger, Wilmington, Delaware, special Delaware counsel to the U S WEST Trusts. The validity of the Preferred Securities Guarantees, Subordinated Debt Securities and Debt Guarantees and certain legal matters relating thereto will be passed upon by Weil, Gotshal & Manges, New York, New York. Weil, Gotshal & Manges will rely on the opinion of Stephen E. Brilz, Senior Attorney of U S WEST, as to certain matters of Colorado law. Certain matters as to United States federal income taxation will also be passed upon by Weil, Gotshal & Manges.

                                    EXPERTS

    The consolidated financial statements and the consolidated financial statement schedule included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1994 are incorporated herein by reference in reliance on the reports of Coopers & Lybrand L.L.P., independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY U S WEST INC., U S WEST FINANCING I OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF U S WEST INC. OR U S WEST FINANCING I SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICIATION.

                            ------------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                    PAGE
                                                    -----
Summary Financial Information..................         S-3
U S WEST, Inc..................................         S-4
U S WEST Capital Funding, Inc..................         S-4
U S WEST Financing I...........................         S-4
Recent Developments............................         S-5
Investment Considerations......................         S-7
Capitalization of U S WEST.....................        S-10
Accounting Treatment...........................        S-11
Use of Proceeds................................        S-11
Descriptions of the Preferred Securities.......        S-11
Description of the Subordinated Debt Securities
 and the Debt Guarantee........................        S-21
Effect of Obligations Under the Subordinated
 Debt Securities, The Debt Guarantee and the
 Preferred Securities Guarantee................        S-26
Certain Federal Income Tax Consequences........        S-27
Underwriting...................................        S-30
Legal Matters..................................        S-31

                         PROSPECTUS
Available Information..........................           2
Incorporation of Certain Documents by
 Reference.....................................           3
U S WEST Capital Funding, Inc..................           4
The U S WEST Financing Trusts..................           4
U S WEST, Inc..................................           4
Ratio of Earnings to Fixed Charges.............           5
Use of Proceeds................................           5
Description of the Preferred Securities........           5
Description of the Preferred Securities
 Guarantees....................................           6
Description of the Subordinated Debt Securities
 and the Debt Guarantees.......................           8
Plan of Distribution...........................          13
Legal Opinions.................................          14
Experts........................................          14



                                   __,000,000
                              PREFERRED SECURITIES


                                     [LOGO]

                              U S WEST FINANCING I


                               % TRUST ORIGINATED
                         PREFERRED SECURITIES ("TOPRS")
                            GUARANTEED TO THE EXTENT
                              SET FORTH HEREIN BY


                                 U S WEST, INC.


                            ------------------------

                             PROSPECTUS SUPPLEMENT

                            ------------------------


                              MERRILL LYNCH & CO.
                                 ____ __, 1995


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission Filing Fee..................  $344,827.59
Rating Agency Fees.............................................  200,000.00
Blue Sky Fees and Expenses.....................................   20,000.00
Trustee's Expenses.............................................   30,000.00
Printing and Engraving Fees....................................  150,000.00
Accounting Fees and Expenses...................................   30,000.00
Legal Fees and Expenses........................................  150,000.00
Miscellaneous..................................................    5,172.41
                                                                 ----------
    Total......................................................  $930,000.00
                                                                 ----------
                                                                 ----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The By-laws of U S WEST and Capital Funding provide for the indemnification of directors and officers to the extent permissible under applicable law. Sections 7-109-101 through 7-109-110 of the Colorado Business Corporation Act (the "CBCA") specify the circumstances under which a corporation may indemnify its directors, officers, employees, fiduciaries or agents. For acts done in a person's "official capacity," the CBCA generally requires that an act be done in good faith and in a manner reasonably believed to be in the best interests of the corporation. In all other civil cases, the person must have acted in good faith and in a way that was not opposed to the corporation's best interests. In criminal actions or proceedings, the CBCA imposes an additional requirement that the actor had no reasonable cause to believe his conduct was unlawful. In any proceeding by or in the right of the corporation, or charging a person with the improper receipt of a personal benefit, no indemnification can be made, except that in a proceeding by or in the right of the corporation, indemnification for reasonable expenses incurred in connection with such proceeding is permitted. Indemnification is mandatory when any director or officer is wholly successful, on the merits or otherwise, in defending any civil or criminal proceeding.

    The Declaration of each U S WEST Trust provides that no Regular Trustee, affiliate of any Regular Trustee, or any officers, directors, shareholders, members, partners, employees, representatives or agents of any Regular Trustee, or any employee or agent of such U S WEST Trust or its affiliates (each an "Indemnified Person") shall be liable, responsible or accountable in damages or otherwise to such U S WEST Trust or any employee or agent of the trust or its affiliates for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of such U S WEST Trust and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by such Declaration or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's gross negligence or willful misconduct with respect to such acts or omission. The Declaration of each U S WEST Trust also provides that to the fullest extent permitted by applicable law, U S WEST shall indemnify and hold harmless each Indemnified Person from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of such U S WEST Trust and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by such Declaration, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of gross negligence or willful misconduct with respect to such act or omissions. The Declaration of each U S WEST Trust further provides that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by U S WEST prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified for the underlying cause of action as authorized by such Declaration.

    The directors and officers of Capital Funding and U S WEST and the Regular Trustees are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), which might be incurred by them in such capacities and against which they cannot be indemnified by Capital Funding, U S WEST or the U S WEST Trusts.

    Any agents, dealers or underwriters who execute any of the agreements filed as Exhibit 1 to this registration statement will agree to indemnify Capital Funding's and U S WEST's directors and officers and the U S WEST Trustees who signed the registration statement against certain liabilities which might arise under the Securities Act with respect to information furnished to Capital Funding and U S WEST or any of the U S WEST Trusts by or on behalf of any such indemnifying party.

ITEM 16.  EXHIBITS.

    Exhibits identified in parentheses below are on file with the SEC and are incorporated herein by reference to such previous filings. All other exhibits are provided as part of this electronic transmission.

    1      -   Form of Underwriting Agreement for offering of Preferred
                Securities.
    *4-A   -   Certificate of Trust of U S WEST Financing I.
    *4-B   -   Certificate of Trust of U S WEST Financing II.
    *4-C   -   Certificate of Trust of U S WEST Financing III.
    4-D    -   Form of Amended and Restated Declaration of Trust.
    4-E    -   Form of Indenture among U S WEST, Inc., U S WEST Capital Funding,
                Inc. and Norwest Bank Minnesota, National Association, as
                Trustee.
    4-F    -   Form of Supplemental Indenture to Indenture to be used in
                connection with the issuance of Subordinated Debt Securities and
                Preferred Securities.
    4-G    -   Form of Preferred Security (included in 4-D above).
    4-H    -   Form of Subordinated Debt Security and Debt Guarantee (included in 4-F above).
    4-I    -   Form of Preferred Securities Guarantee.
    5-A    -   Opinion of Weil, Gotshal & Manges.
    5-B    -   Opinions of Richards, Layton & Finger.
    5-C    -   Opinion of Stephen E. Brilz, Esq.
    8      -   Opinion of Weil, Gotshal & Manges.
    (12)   -   Computation of Ratio of Earnings to Fixed Charges of U S WEST,
                Inc. (Exhibit 12 to Form 10-K for the year ending December 31,
                1994, File No. 1-8611).
    23-A   -   Consent of Independent Public Accountants.
    23-B   -   Consent of Weil, Gotshal & Manges is contained in the opinions of counsel filed as Exhibits 5-A and 8.
    23-C   -   Consent of Richards, Layton & Finger is contained in the opinion of counsel filed as Exhibit 5-B.
    23-D   -   Consent of Stephen E. Brilz, Esq. is contained in the opinion of counsel filed as Exhibit 5-C.
    *24.   -   Powers of Attorney (the powers of attorney for the U S WEST
                Trustees of U S WEST Financing I, U S WEST Financing II and U S
                WEST Financing III are included in Exhibits 4-A, 4-B and 4-C, respectively).
    25-A   -   Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Norwest Bank Minnesota, National Association, as
                Trustee under the Indenture.
    25-B   -   Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the First National Bank of Chicago, as Trustee under the Amended and Restated Declaration of Trust of U S WEST
                Financing I and the Preferred Securities Guarantee of U S WEST,
                Inc. for the benefit of the holders of Preferred Securities of U
                S WEST Financing I.

    25-C   -   Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the First National Bank of Chicago, as Trustee under the Amended and Restated Declaration of Trust of U S WEST
                Financing II and the Preferred Securities Guarantee of U S WEST,
                Inc. for the benefit of the holders of Preferred Securities of U
                S WEST Financing II.
    25-D   -   Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the First National Bank of Chicago, as Trustee under the Amended and Restated Declaration of Trust of U S WEST
                Financing III and the Preferred Securities Guarantee of U S
                WEST, Inc. for the benefit of the holders of Preferred
                Securities of U S WEST Financing III.

- ------------------------
*    Filed previously.

ITEM 17.  UNDERTAKINGS.

    The Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of U S WEST's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions referred to in Item 15 (other than the insurance policies referred to therein), or otherwise, the Registrants have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The Registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by U S WEST pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Registrants hereby undertake that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, U S WEST, INC. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON THE 28TH DAY OF APRIL, 1995.

                                          U S WEST, Inc.

                                          By        /s/  STEPHEN E. BRILZ

                                            ------------------------------------
                                                      Stephen E. Brilz
                                                    Assistant Secretary

    PURSUANT   TO  THE  REQUIREMENTS  OF  THE   SECURITIES  ACT  OF  1933,  THIS
REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BELOW BY THE FOLLOWING DIRECTORS AND OFFICERS OF U S WEST, INC. IN THE CAPACITIES AND ON THE DATE INDICATED.

PRINCIPAL EXECUTIVE OFFICER:

    RICHARD D. McCORMICK*                 Chairman of the Board,
                                           President and Chief
                                           Executive Officer

PRINCIPAL FINANCIAL AND ACCOUNTING
OFFICER:

    JAMES M. OSTERHOFF*                   Executive Vice
                                           President and Chief
                                           Financial Officer

DIRECTORS:

    RICHARD B. CHENEY*
    REMEDIOS DIAZ-OLIVER*
    GRANT A. DOVE*
    ALLAN D. GILMOUR*
    PIERSON M. GRIEVE*
    SHIRLEY M. HUFSTEDLER*
    ALLEN F. JACOBSON*
    RICHARD D. MCCORMICK*
    MARILYN CARLSON NELSON*
    FRANK POPOFF*
    GLEN L. RYLAND*
    JERRY O. WILLIAMS*
    DANIEL YANKELOVICH*

*By /s/  STEPHEN E. BRILZ
  --------------------------------------
    Stephen E. Brilz
    Attorney-in-Fact

Dated: April 28, 1995

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, U S WEST CAPITAL FUNDING, INC. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON THE 28TH DAY OF APRIL, 1995.

                                          U S WEST Capital Funding, Inc.

                                          By        /s/  STEPHEN E. BRILZ

                                            ------------------------------------
                                                      Stephen E. Brilz
                                                         Secretary

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement or amendment thereto has been signed below by the following directors and officers of U S WEST Capital Funding, Inc. in the capacities and on the date indicated.

PRINCIPAL EXECUTIVE OFFICER:

    JAMES T. ANDERSON*               President

PRINCIPAL FINANCIAL OFFICER:

                                     Vice President and
    CHARLES J. BURDICK*               Treasurer

PRINCIPAL ACCOUNTING OFFICER:

                                     Vice President and
    JAMES R. TAUCHER*                 Controller

DIRECTORS:

    JAMES T. ANDERSON*
    JAMES M. OSTERHOFF*

*By /s/  STEPHEN E. BRILZ
- -----------------------------------
    Stephen E. Brilz

    Attorney-in-Fact

Dated: April 28, 1995

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, U S WEST FINANCING I, U S WEST FINANCING II AND U S WEST FINANCING III CERTIFY THAT THEY HAVE REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON THE 28TH DAY OF APRIL, 1995.

                                          U S WEST Financing I

                                          By        /s/  JAMES T. ANDERSON

                                            ------------------------------------
                                          James T. Anderson, Trustee

                                          By       /s/  CHARLES J. BURDICK

                                            ------------------------------------
                                          Charles J. Burdick, Trustee

                                          By            /s/  ROGER FOX

                                            ------------------------------------
                                          Roger Fox, Trustee

                                          U S WEST Financing II

                                          By        /s/  JAMES T. ANDERSON

                                            ------------------------------------
                                          James T. Anderson, Trustee

                                          By       /s/  CHARLES J. BURDICK

                                            ------------------------------------
                                          Charles J. Burdick, Trustee

                                          By            /s/  ROGER FOX

                                            ------------------------------------
                                          Roger Fox, Trustee

                                          U S WEST Financing III

                                          By        /s/  JAMES T. ANDERSON

                                            ------------------------------------
                                          James T. Anderson, Trustee

                                          By       /s/  CHARLES J. BURDICK

                                            ------------------------------------
                                          Charles J. Burdick, Trustee

                                          By            /s/  ROGER FOX

                                            ------------------------------------
                                          Roger Fox, Trustee